Exhibit 99.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

FM SYSTEMS LLC,

KEYBANK NATIONAL ASSOCIATION

and

THE FIRST MARBLEHEAD CORPORATION

(solely for purposes of Sections 7.1.6 and 7.12 hereof)

NOVEMBER 21, 2010

ARTICLE 4

Representations and Warranties of Buyer		16
4.1	Organization; Authorization	17
4.2	No Default	17
4.3	Brokerage	17
4.4	Financial Capability	17
4.5	Solvency	17
4.6	Litigation	18

ARTICLE 5

Closing Conditions; Deliveries		18
5.1	Conditions to Buyer’s Obligations	18
5.2	Conditions to Seller’s Obligations	19
5.3	Automatic Waiver of Specified Condition	20

ARTICLE 6

The Closing		20
6.1	Location and Date	20
6.2	Seller Closing Deliveries	20
6.3	Buyer Closing Deliveries	21

ARTICLE 7

Additional Covenants and Agreements		22
7.1	Pre-Closing Covenants and Agreements	22
7.2	Miscellaneous Covenants	26
7.3	Noncompetition	27
7.4	Employment Matters	28
7.5	Contracts; Permits	30
7.6	Publicity	31
7.7	Proprietary Information	31
7.8	Solicitation and Hiring	31
7.9	Use of Name	32
7.10	Cooperation Concerning Transition of Business	32
7.11	Further Assurances	32
7.12	Guaranty	32
7.13	Educational Institution Contracts	32

ARTICLE 8

Indemnification		33
8.1	Indemnification of Buyer	33
8.2	Indemnification of Seller	34
8.3	Limitations on Indemnification	34

8.4	Procedures Relating to Indemnification	36
8.5	Limitation of Remedies	37

ARTICLE 9

Tax Matters		37
9.1	General	37
9.2	Tax Cooperation	38
9.3	Transfer Taxes	38
9.4	Proration of Certain Taxes	38

ARTICLE 10

Certain Definitions		39

ARTICLE 11

Construction; Miscellaneous Provisions		46
11.1	Notices	46
11.2	Entire Agreement	48
11.3	Bulk Transfer Laws	48
11.4	Modification	48
11.5	Binding Effect	48
11.6	Headings	48
11.7	Number and Gender; Inclusion	48
11.8	Counterparts	49
11.9	Third Parties	49
11.10	Schedules and Exhibits	49
11.11	Time Periods	49
11.12	Governing Law; Jurisdiction and Venue	50
11.13	Severability	50
11.14	Remedies	50

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of the 21st day of November, 2010, by and between FM Systems LLC, a Delaware limited liability company (“Buyer”), KeyBank National Association, a national banking association (“Seller”), and, solely for purposes of Sections 7.1.6 and 7.12, The First Marblehead Corporation, a Delaware corporation and the parent company of Buyer (“Guarantor”).

RECITALS:

1.             Seller, through its Tuition Management Systems division, is engaged throughout the United States in the business of outsourced education-payment-related services, including planning, billing, counseling, payment and other education-payment-related technology services (the “Business”) primarily from its locations in Warwick, Rhode Island, and Boston, Massachusetts.

2.             On the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller related to the Business, subject to the assumption by Buyer of certain specified Liabilities.

3.             As an inducement to Buyer to enter into this Agreement, each person specified on Schedule 1 has entered into duly executed agreements with Buyer (collectively, the “Specified Agreements”), which become effective only upon the Closing (as defined below), related to their employment by Buyer following the Closing.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

ARTICLE 1

Definitions

1.1           Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2           Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1           Purchase and Sale.

2.1.1        Acquired Assets. On the terms and subject to the conditions contained herein, at the Closing, but effective as of the Effective Time, except for the Excluded Assets, Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to all of the assets, properties, rights, Contracts and claims of Seller used or held for use by Seller in its conduct of the Business, wherever located, whether tangible or intangible, real or personal, free and clear of all Liens other than Permitted Liens (collectively, the “Acquired Assets”), including, without limitation, the following:

(a)           all rights of Seller with respect to the accounts maintained to collect and remit education-related payments on behalf of the customers of the Business (the “Accounts”);

(b)           all machinery, equipment, furniture, furnishings, fixtures, tools, vehicles and other tangible personal property held or used by Seller in its operation of the Business, including the items of personal property set forth on Schedule 2.1.1(b) (“Fixed Assets”);

(c)           all Business Intellectual Property;

(d)           all third party notes and trade accounts receivable of customers arising out of Seller’s operation of the Business (the “Accounts Receivable”);

(e)           any and all Contracts that are set forth on Schedule 2.1.1(e), all other Educational Institution Contracts in effect as of the Closing and all other Payor Contracts in effect as of the Closing (collectively, “Assumed Contracts”);

(f)            all rights under any and all Contracts which impose confidentiality, invention assignment, nonsolicitation and/or noncompetition obligations on Persons currently or formerly employed in, or engaged as consultants or independent contractors to, the Business (collectively, the “Employee Covenant Contracts”);

(g)           to the extent not privileged, all of the books and records in the possession or control of Seller related primarily to the Acquired Assets or the Business, including business records, files, research material, tangible and electronic data, documents, personnel records with respect to the Transferred Employees (to the extent permitted by Law), invoices, customer lists, vendor lists, service provider lists, sales and promotional literature, catalogs and advertising material used for the marketing of products or services, on whatever medium (including written or electronic form), but excluding (i) Tax Returns and related notes, worksheets, files and documents created primarily for the purpose of facilitating the preparation of Tax Returns and (ii) the Excluded Records;

(h)           all Permits held by Seller that are used or held for use in its operation of the Business;

(i)            all prepaid assets and other similar items, including prepaid expenses, deferred charges, advance payments and other prepaid items, in each case, arising out of Seller’s operation of the Business (the “Prepaid Expenses”); and

(j)            all rights, causes of actions, claims and credits related to any Acquired Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Acquired Asset or any Assumed Liability.

2.1.2        Subsequent Assignment of Contracts.  At any time from the Closing through the date that is two (2) years after the Closing Date, upon Buyer’s request Seller shall assign, transfer and deliver to Buyer any Contract not set forth on Schedule 2.1.3(k) that is exclusively related to the Business and, in the reasonable discretion of Seller, any Contract not set forth on Schedule 2.1.3(k) that is used in the Business as well as other business units of Seller, in each case that was in effect as of the Closing but was not assigned, transferred and delivered to Buyer at the Closing.  In full consideration for such assignment, transfer and delivery, Buyer shall pay, perform and discharge as and when due, any obligations of Seller under any such Contract arising subsequent to such assignment, transfer and delivery (other than any such obligations arising from a breach or default at or prior to such assignment, transfer and delivery).

2.1.3        Excluded Assets.  The following assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller (whether or not related to, or used by Seller in its operation of, the Business) are not included in the definition of Acquired Assets (collectively, the “Excluded Assets”) and will not be sold, assigned, transferred or delivered to Buyer:

(a)           except to the extent relating to the Accounts, all cash, cash equivalents, marketable securities and similar investments, bank accounts, lockboxes and deposits of, and any rights or interests in, the cash management system of Seller;

(b)           all rights, properties and assets of Seller that are used primarily in any business or businesses other than the Business;

(c)           other than the Business Intellectual Property, all Intellectual Property owned or licensed by or registered in the name of Seller;

(d)           all rights, causes of actions, claims and credits primarily related to any Excluded Asset or any Retained Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller primarily related to any Excluded Asset or any Retained Liability;

(e)           all insurance policies of Seller and all claims and rights of Seller under such insurance policies, whether or not related to the Business including, without limitation, the claims set forth on Schedule 2.1.3(e);

(f)            all Plans of Seller or any other employee benefit plans in which any employees whose work related to the Business participate;

(g)           all (i) claims for and rights of Seller to receive Tax refunds and (ii) Tax deposits;

(h)           all rights of Seller under this Agreement and the other Transaction Documents;

(i)            (i) Seller’s minute books, stock books and other organizational records having to do with the formation and capitalization of Seller, (ii) all privileged business records of the Business, (iii) any personnel records and other records relating to the employees of Seller related to the Business that Seller is required by Law to retain in its possession, and (iv) Tax Returns and records created primarily for the purpose of facilitating the preparation of Tax Returns of Seller (collectively, the “Excluded Records”);

(j)            any Contracts which are not included among the Assumed Contracts or the Employee Covenant Contracts; and

(k)           the assets set forth on Schedule 2.1.3(k).

2.1.4        Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, but effective as of the Effective Time, Buyer will assume and be liable for, and will pay, perform and discharge as and when due, only the following obligations of Seller existing as of the Closing relating to the Business (collectively, the “Assumed Liabilities”):

(a)           Balance Sheet Liabilities.  Seller’s trade accounts payable (the “Accounts Payable”) and accrued expenses that arose out of Seller’s operation of the Business in the ordinary course of business consistent with Seller’s past practices, but, in the case of such accrued expenses, only to the extent set forth on Schedule 2.1.4 (the “Accrued Expenses”); and

(b)           Assumed Contracts.  All obligations arising after the Closing under the Assumed Contracts, but only to the extent (i) performance thereunder is due after the Closing, (ii) such obligations do not arise from a breach or default at or prior to the Closing and (iii) the corresponding benefits therefrom are received by Buyer.

2.1.5        Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Buyer does not assume and will not become responsible for any responsibility, obligation, duty, commitment, claim, contribution, cost, expense, damage or liability whatsoever, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, in law or equity (each, a “Liability” and collectively, “Liabilities”), of Seller (the Liabilities being retained by Seller are hereinafter collectively referred to as the “Retained Liabilities”).  Without limiting the generality of the foregoing, and notwithstanding anything else in this Agreement to the contrary, the following are included among the Retained Liabilities and are not included among the Assumed Liabilities: (i) all Liabilities of Seller with respect to bank loans and other indebtedness for borrowed money; (ii) all Liabilities of Seller with respect to Taxes, whether arising before or after the Closing Date, except to the extent allocated to Buyer under Section 9.4; (iii) all Liabilities and obligations of Seller related to the Excluded Assets; (iv) fees payable to any broker, finder or other Person acting in a similar capacity on behalf of Seller in connection with the transactions contemplated by this Agreement, including those of UBS Securities LLC and all other Seller Transaction Costs; (v) all Liabilities owed to any Affiliate of Seller; (vi) all Liabilities related to violations of Law by Seller prior to the Closing; and, (vii) except to the extent included among the Accrued

Expenses, all Liabilities, including liabilities under WARN or any similar state statute (whether arising prior to or in connection with the transactions contemplated by the Transaction Documents), related to Seller’s employment or engagement as an independent contractor or employee of a third party, of any Person (or termination of such employment or engagement), including Liabilities for workers’ compensation claims, Liabilities arising at any time under any Plans and Liabilities for any compensation arising at any time under any employment, retention or guarantee agreement in effect at any time prior to the Closing (including severance payments, change of control payments and transaction bonuses, or incentive compensation to be due or owing after the Closing) or benefits owed, or proper characterization of such Person’s status.

2.2           Consideration.

2.2.1        Purchase Price.  The aggregate consideration to be paid by Buyer to Seller in consideration of the Acquired Assets shall consist of:

(a)           (i) Forty Seven Million Two Hundred Fifty Thousand Dollars ($47,250,000) plus (if the amount of the Closing Net Assets exceeds the Target Amount) or minus (if the Target Amount exceeds the amount of the Closing Net Assets) (ii) an amount equal to the value of the Closing Net Assets Adjustment (the “Purchase Price”); and

(b)           the assumption by Buyer of the Assumed Liabilities.

2.2.2        Estimated Purchase Price.  On the third (3rd) Business Day before the Closing Date, Seller shall estimate reasonably and in good faith the amount of the Closing Net Assets as determined in accordance with the accounting principles set forth on Exhibit A (the “Accounting Principles”) and deliver to Buyer a certificate setting forth such estimate (the “Closing Certificate”).  As used herein, “Estimated Closing Net Assets” means the estimate of the Closing Net Assets set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2.1(a), assuming for purposes of such calculation that the Closing Net Assets is equal to the Estimated Closing Net Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) to Seller by means of a wire transfer of immediately available cash funds to an account designated by Seller no later than two (2) Business Days prior to the Closing.

2.3           Post-Closing Adjustment.

2.3.1        Adjustment Statement Preparation.  Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller an adjustment statement setting forth the amount of the Closing Net Assets (the “Preliminary Adjustment Statement”) and, based on the Closing Net Assets as derived therefrom, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”).  The Preliminary Adjustment Statement will be in the same form as that used for the calculation of the Net Assets set forth on Exhibit B (the “Sample Net Assets Statement”) and will be prepared in accordance with the Accounting Principles.  In preparing the Preliminary Adjustment Statement:  (a) any and all effects on the assets or liabilities of Buyer or the Business of any financing or refinancing arrangements entered into by

Buyer at any time at or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Business shall be continued as a going concern; and (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Business, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder.

2.3.2        Adjustment Statement Review.  Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and shall notify Buyer in writing of any dispute it has with respect to the content of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within thirty (30) days after receipt of the Preliminary Adjustment Statement.  Any such written notice shall set forth Seller’s objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Seller claims are required to be made thereto.

2.3.3        Adjustment Statement Dispute Resolution.  If Seller timely notifies Buyer in accordance with Section 2.3.2 of an objection to the Preliminary Adjustment Statement and/or the Preliminary Post-Closing Adjustment, and if Seller and Buyer are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Seller’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the New York, New York office of PricewaterhouseCoopers LLP (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the parties hereto.  The parties will request that the Independent Accountants review and resolve the disputed items in a written report in accordance with the terms of this Agreement, including the Accounting Principles, on a basis consistently applied, within twenty (20) days after submission of the disputed items to the Independent Accountants.  In resolving any disputed item, the Independent Accountants shall:  (a) be bound by the provisions of this Section 2.3 and the definitions pertaining hereto; (b) not assign a value to any item greater than the higher value claimed for such item or less than the lower value for such item claimed, in either case, by either Seller or Buyer, (c) restrict its decision to such items which are then in dispute, and (d) only review this Agreement and the written presentations of Seller and Buyer in resolving any matter which is in dispute.  The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.

2.3.4        Final Adjustment Statement and Post-Closing Adjustment.  The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon the parties hereto for all purposes of this Agreement upon the earliest to occur of the following:

(a)           the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, with such changes or adjustments thereto, if any, as may be proposed by Buyer and consented to by Seller;

(b)           the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.3.2; or

(c)           the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.3.3.

2.3.5       Adjustment of Purchase Price.  If the Purchase Price, as finally determined in accordance with this Section 2.3, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference to Seller by means of a wire transfer of immediately available funds to an account designated by Seller.  If the Purchase Price, as finally determined in accordance with this Section 2.3, is less than the Estimated Purchase Price, then Seller shall pay the amount of such difference to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer.  The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.3.5 no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.3.4 (the “Payment Date”).  In the event the Final Post-Closing Adjustment is not paid on or before the Payment Date, the party responsible for making such payment shall be obligated to pay interest on the total amount of the Final Post-Closing Adjustment at a rate equal to five percent (5%) per annum, which shall accrue from the Payment Date until the date on which such party pays the Final Post-Closing Adjustment in full.  For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article 8 (but excluding interest paid pursuant to the immediately preceding sentence), shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

2.4          Allocation of the Purchase Price.  The Purchase Price shall be allocated in accordance with Schedule 2.4.  After the Closing, the parties shall make consistent use of the allocation and fair market value specified in Schedule 2.4 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Seller shall prepare and deliver IRS Form 8594 to Buyer within ninety (90) days after the Closing Date, which Form 8594 Seller and Buyer shall file with the IRS.  In any proceeding related to the determination of any Taxes, neither Buyer nor Seller shall contend or represent that such allocation pursuant to this Section 2.4 is not a correct allocation.

ARTICLE 3

Representations and Warranties Concerning the Business

Except as set forth in the Disclosure Schedule attached hereto and made a part hereof, subject to Section 11.10, Seller hereby represents and warrants to Buyer that as of the date hereof and, if the Closing occurs, as of the Closing:

3.1          Organization and Good Standing; Authority and Enforceability.

3.1.1       Seller is a national banking association duly organized, validly existing and in good standing under the Laws of the United States of America.  As a national banking association, Seller is authorized to conduct the Business in each State of the United States of America.  The only States in which Seller does not currently conduct the Business are Montana, South Dakota and Utah.  Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it in the Business.

3.1.2       Seller has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is (or will be) a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is (or will be) a party by Seller has been duly and validly authorized and approved by all necessary corporate action on the part of Seller.  This Agreement and the other Transaction Documents to which Seller is (or will be) a party constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at Law or in equity) or by bankruptcy, receivership, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally (“Enforceability Exceptions”).

3.2          No Default.

3.2.1       Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other Transaction Document to be executed and delivered by Seller in connection herewith.  Except as set forth in Section 3.2.1 of the Disclosure Schedule, Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is (or will be) a party will not result in a Default (or an event that, with notice or lapse of time, or both, would constitute a Default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party, or impose a Liability or result in the loss of a benefit under, any Contract related to the Business to which Seller is a party or any Permit related to the Business which Seller holds.  Except as set forth in Section 3.2.1 of the Disclosure Schedule, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to be executed and delivered by Seller in connection herewith or the consummation of the transactions contemplated hereby or thereby.

3.2.2       Neither Seller’s execution and delivery of this Agreement, nor any other Transaction Document to be executed and delivered by Seller in connection herewith, nor the consummation by Seller of the transactions contemplated hereby and thereby will (a) constitute or give rise to a Default under any of Seller’s Charter Documents, (b) conflict with or violate any Law applicable to Seller or by which the Acquired Assets are bound or are subject or (c) result in the creation of any Lien upon any of the Acquired Assets.

3.3          Financial Statements.  Seller has previously provided Buyer with copies of the following (collectively, the “Financial Statements”): (i) internally prepared unaudited profit and loss statements of the Business and listings of Fixed Assets, Accounts Receivable, Accounts Payable, Prepaid Expenses and Accrued Expenses as of, and for the years ended, December 31, 2008 and 2009, respectively, and (ii) internally prepared unaudited profit and loss statements of the Business and a listing of Fixed Assets, Accounts Receivable, Accounts Payable, Prepaid Expenses and Accrued Expenses as of and for the nine (9)-month period ended September 30, 2010 (the “Interim Statements”).  The listing of Fixed Assets, Accounts Receivable, Accounts Payable, Prepaid Expenses and Accrued Expenses as of September 30, 2010, which is included in the Interim Statements, is herein referred to as the “Current Net Asset Listing.”  The Financial Statements were prepared from Seller’s books of account in accordance with the Accounting Principles, are accurate and complete, and collectively present fairly, in all material respects, the stand-alone financial position and results of operations of the Business at the dates and for the periods indicated; provided that, to the extent the Financial Statements reflect allocations of corporate expenses, the Financial Statements reflect Seller’s good faith estimate of such expenses that the Business would have incurred if it had been operated on a stand-alone basis.

3.4          Absence of Certain Changes; Material Adverse Effect.  Except as set forth in Section 3.4 of the Disclosure Schedule, since January 1, 2010, (i) the Business has been conducted only in the ordinary and usual course, (ii) Seller has not taken any of the actions set forth in Sections 7.1.1(a) through 7.1.1(k) and (iii) there has been no Material Adverse Effect.

3.5          Taxes.  All Taxes due and payable by Seller with respect to the Business or claimed and asserted by any Taxing Authority to be due and payable by Seller with respect to the Business have been timely paid, other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been and will be established on the books of Seller.  All Tax Returns required to be filed by or on behalf of Seller with respect to the Business in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are accurate and complete in all material respects and all such Taxes have been paid.  There are no Tax claims, audits or proceedings pending or, To Seller’s Knowledge, threatened or contemplated against Seller with respect to the Business.  Since January 1, 2008, Seller has not been informed by any jurisdiction that the jurisdiction believes that Seller was required to file any Tax Return with respect to the Business that was not filed.  Seller has properly and timely withheld and paid all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or owing to any Person and have complied with the rules and regulations relating to the withholding and remittance of Taxes with respect to the Business.  Seller is not a party to a lease used in operation of the Business that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.  There are no Liens or other encumbrances with respect to Taxes upon any of the Acquired Assets, other than Permitted Liens.

3.6          Employees.

3.6.1       There are no pending or, To Seller’s Knowledge, threatened claims by any Person against Seller with respect to the Business under, and Seller is in compliance in all material respects in relation to its operation of the Business with, all applicable Laws respecting employment and employment practices, immigration Laws, discrimination Laws, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, worker classification, employee leave Laws, labor relations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, workers compensation and unemployment insurance.

3.6.2       With respect to the Business, Seller is not, and during the past three (3) years Seller has not been a party to, and is not or has not during the past three (3) years otherwise been obligated to abide by the terms of, any labor contract, collective bargaining agreement or other similar obligation with any labor union.  There is no pending or, To Seller’s Knowledge, threatened labor dispute, work stoppage or slowdown against Seller with respect to the Business.  Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act in connection with the Business.  To Seller’s Knowledge, there has not been any labor union organizing activity at any location of the Business, or elsewhere with respect to the Business, with respect to Seller’s employees in the past three (3) years.

3.6.3       Schedule 7.4.1 includes the following with respect to each employee listed thereon: (a) employee name, position held, annual base salary, target incentive compensation and equity compensation and other benefits that Seller is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, (b) the date of hire, (c) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), and (d) visa status.  Section 3.6.3 of the Disclosure Schedule identifies each employee that is being seconded to the Business, is an independent contractor or is an employee of any entity other than Seller.

3.6.4       Except as set forth in Section 3.6.4(a) of the Disclosure Schedule, each employee employed by Seller in the Business since January 1, 2008, has entered into a confidentiality/assignment of inventions agreement with Seller, a copy or form of which has previously been delivered to Buyer.  Section 3.6.4(b) of the Disclosure Schedule contains a list of all employees of the Business who are a party to a non-competition agreement with Seller; copies of such agreements have previously been delivered to Buyer.

3.6.5       To Seller’s Knowledge, no employee listed on Schedule 1 or group of employees has any plans to terminate employment with Seller (other than for the purpose of accepting employment with Buyer following the Closing).

3.7          Employee Benefit Plans and Other Compensation Arrangements.

3.7.1       Set forth in Section 3.7.1 of the Disclosure Schedule is a true and complete list of all:  (a) employment or similar Contracts, or a summary of any oral agreement relating to employment or other similar matters to which Seller is a party with respect to the Business or any Business employee, and (b)  any employee benefit plan as defined in Section 3(b) of ERISA relating and applicable to the Business or its employees and with respect to which Seller currently is the sponsor or obligated to make contributions under the terms of such plan.  Correct and complete copies of such plans have been made available to Buyer.

3.7.2       Each employee benefit plan as defined in Section 3(b) of ERISA relating and applicable to the Business or its employees and with respect to which Seller currently is the sponsor or obligated to make contributions under the terms of such plan and any related trusts currently satisfy in all material respects, and for the three (3) year period ending on the date hereof have satisfied in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, requirements under Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment or any material Liability for Buyer or any of its ERISA Affiliates.

3.7.3       All of the Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made.

3.7.4       Seller has no Liability with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Plans, none of which are overdue.

3.7.5       Each Plan which is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) has been maintained and administered and shall be maintained and administered in connection with any payments due to Business employees in a manner consistent with avoiding adverse Tax consequences under Code Section 409A.

3.7.6       Except as set forth in Section 3.7.6 of the Disclosure Schedule, neither any Plan nor Seller or any ERISA Affiliate has any Liability to provide any post-employment obligation to any Business employee, except to the extent required by applicable Law.

3.7.7       No Business employee is or was eligible to participate in any Plans established for the benefit of employees who perform or performed services outside the United States of America.

3.7.8                       Neither Seller nor any ERISA Affiliate has ever maintained any Plan subject to Section 412 of the Code or Title IV of ERISA.  At no time has Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

3.8          Permits; Compliance with Laws.

3.8.1       Permits.  Seller possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of the Business as currently conducted (collectively, “Permits”), except where such failure to possess would not have a Material Adverse Effect.  Section 3.8 of the Disclosure Schedule sets forth a list of all Permits necessary for the operation of the Business by Seller.  Each such Permit is in full force and effect and Seller is in compliance in all material respects with the terms thereof.  To Seller’s Knowledge, no suspension or cancellation of any such Permit is threatened.

3.8.2       Compliance with Law. Except as set forth in Section 3.8.2 of the Disclosure Schedule, Seller, with respect to the Business, is, and at all times since January 1, 2008 has been, in compliance in all material respects with all applicable Laws.  Seller has not, with respect to the Business, offered, paid or accepted any remuneration in violation of any Law, including under the United States Foreign Corrupt Practices Act of 1977.  Since January 1, 2008, Seller has not received any written notice or, To Seller’s Knowledge, other communication from any Governmental Authority regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law applicable to the Business or by which any Acquired Asset is bound or affected.  Since January 1, 2008, with respect to the Business, Seller has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that are required to be filed under any applicable Law with any applicable Governmental Authority.  No material deficiencies have been asserted in writing or, To Seller’s Knowledge, orally by any Governmental Authority with respect to any such report, registration or statement.

3.8.3       Privacy and Data Protection.  Except as set forth in Section 3.8.3 of the Disclosure Schedule, Seller has established policies, programs and procedures with respect to the collection, use, storage and transfer of personally identifiable information with respect to any of the Business’ customers, prospective customers, employees or other individuals (“Customer and Other Personal Data”) consistent and compliant in all material respects with applicable federal, state, provincial and other Laws relating to privacy and data protection.  Seller is not a party to any pending or, To Seller’s Knowledge, threatened action, suit, arbitration, proceeding, investigation or claim with respect to the Business, which involves a claim against Seller of any misappropriation or unauthorized access or disclosure of any Customer and Other Personal Data or material breach of any Law with respect to Customer and Other Personal Data.  To Seller’s Knowledge, since January 1, 2008 there has not been any misappropriation or unauthorized disclosure, access, use or dissemination of any Customer and Other Personal Data or breach of any Law with respect to Customer and Other Personal Data that would, individually or in the aggregate, be material.

3.9          Real and Personal Properties; Sufficiency of Assets.

3.9.1       Real Property.

(a)           Seller does not own any real property used or held for use in its operation of the Business.

(b)           Section 3.9.1 of the Disclosure Schedule identifies all of the real property demised by leases or subleases (collectively, the “Leases”) to Seller used or held for use in its operation of the Business (collectively, the “Real Property”).  There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts pursuant to which Seller has granted any other Person the right to use or occupy all or any portion of the Real Property and there is no Person (other than Seller) in possession of the Real Property.  There is no pending, and Seller has not received written notice of any threatened, expropriation or eminent domain taking affecting any of the Real Property.

3.9.2       Personal Property.  Seller owns each of the items of tangible personal property included in the Acquired Assets (or that would be included in the Acquired Assets if the Closing occurred on the date hereof), including those reflected on the Current Net Asset Listing or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the date of the Current Net Asset Listing), free and clear of all Liens, except for (i) Liens identified or described in Section 3.9.2 of the Disclosure Schedule and (ii) Permitted Liens.  Each material item of such tangible personal property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.9.3       Sufficiency of Assets.  Except as set forth in Section 3.9.3 of the Disclosure Schedule, the assets included in the Acquired Assets (or that would be included in the Acquired Assets if the Closing occurred on the date hereof) are sufficient for the conduct of the Business as presently conducted and, except for the Excluded Assets, constitute all assets used or held for use by Seller in the Business.

3.10        Intellectual Properties.  Section 3.10 of the Disclosure Schedule sets forth a listing of all (a) registered Business Intellectual Property and all pending applications therefor and (b) material written licenses (excluding licenses for Off-the-Shelf Software) related to the Business and pursuant to which Seller is a party either as a licensee or licensor and any other material agreements under which Seller grants or receives any rights to Business Intellectual Property.  Except as set forth in Section 3.10 of the Disclosure Schedule, Seller owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use, the Business Intellectual Property as such is currently being used.  Assuming receipt of the consents set forth in Section 3.2.1 of the Disclosure Schedule and separately identified as applying to Business Intellectual Property, each item of Business Intellectual Property (other than Business Intellectual Property licensed to Seller pursuant to the software licenses identified on Schedule 2.1.3(k)) will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Business Intellectual Property constitutes all Intellectual Property necessary to conduct the Business in all material respects in the manner currently conducted by Seller.  Seller has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party and, To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property.  Seller has taken commercially reasonable measures to protect the proprietary nature of each item of Business Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.   Seller has complied in all material respects with all applicable contractual requirements pertaining to information privacy and security with respect to the Business.  Since January 1, 2008, no written or, To Seller’s Knowledge, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, To Seller’s Knowledge, threatened against Seller.  Since January 1, 2008, To Seller’s Knowledge, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information related to the Business in the possession, custody or control of Seller, or (ii) material breach of Seller’s security procedures wherein confidential information related to the Business has been disclosed to a third Person.  Except as set forth in Section 3.2.1 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will:  (w) constitute a material breach of or default under any Contract governing any Business Intellectual Property; (x) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Business Intellectual Property; (y) result in the grant to any third party of any rights to any Business Intellectual Property; or (z) materially impair the right of Buyer in any Business Intellectual Property or portion thereof.

3.11        Contracts.  Section 3.11 of the Disclosure Schedule lists all of the Contracts to which Seller is a party that are primarily related to its operation of the Business or by which any Acquired Asset is bound or is subject as of the date hereof and which (a) are Contracts, other than Educational Institution Contracts, that involve individually, or in the aggregate with all other related Contracts, in excess of one hundred thousand dollars ($100,000) in any twelve (12) month period and by its terms is not terminable upon thirty (30) days notice, (b) provides for a grant by Seller of “most favored nation” pricing provisions or exclusive marketing rights, (c) obligates Seller to purchase goods or services exclusively from a certain Person, (d) concerns the establishment or operation of a partnership, joint venture or limited liability company, (e) imposes (or may impose) a Lien (other than a Permitted Lien) on any Acquired Asset (or any asset that would be an Acquired Asset if the Closing occurred on the date hereof), (f) provides for the disposition by Seller of any significant assets or the acquisition by Seller of the assets or business of another Person (other than purchases of supplies in the ordinary course of business consistent with past practice), (g) contains any non-solicitation, non-competition, confidentiality or similar obligations binding Seller or which otherwise prohibits Seller from entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world (other than any Contract with a customer or supplier entered into in the ordinary course of business, consistent with past practice, otherwise described by this clause (g) solely because it contains customary confidentiality restrictions), (h) provides for the employment by Seller of any Person or the service by any Person as a consultant or independent contractor to Seller, or imposes any severance obligation on Seller, (i) Seller entered into with any current or former stockholder, director, officer or employee of Seller or any other Affiliate of Seller, (j) is a Lease, (k) is, or is required to be, listed in Section 3.10 of the Disclosure Schedule, (l) is an Educational Institution Contract that varies in any material respect from the form agreements included in Section 2.6 of the “Project Tango” Internet-based datasite administered by IntraLinks, Inc. (the “Datasite”), provided that, the parties acknowledge and agree that any Educational Institution Contract that does not contain any variances from such from agreements other than those variances described under the heading “Standard Deviations” in Section 3.11(l) of the Disclosure Schedule shall not be deemed to vary in any material respect from such form agreements or (m) under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect (the Contracts listed or required to be listed in Section 3.11 of the Disclosure Schedule being collectively referred to as the “Material Contracts”).  Complete copies of each Material Contract, including amendments thereto, have been made available to Buyer by their presence in the Datasite by 5:00 pm Eastern Time on the third (3rd) Business Day prior to the date of this Agreement.  All of the Material Contracts and all of the Educational Institution Contracts are in full force and effect and are enforceable against Seller and, To Seller’s Knowledge, the other party or parties thereto in accordance with their respective terms, subject to the Enforceability Exceptions.  Seller has performed in all material respects all obligations required to be performed by it pursuant to the Material Contracts and the Educational Institution Contracts, and there is no existing or, To

Seller’s Knowledge, threatened Default under any of the Material Contracts or Educational Institution Contracts by Seller or, To Seller’s Knowledge, any other party thereto and there exists no condition or event which, after notice or lapse of time, or both, would constitute any such Default by Seller or, To Seller’s Knowledge, any other party thereto.

3.12        Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or threatened in writing against Seller (i) relating to the Business that are material or (ii) that in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Documents.  There are no material Orders outstanding against Seller relating to the Business.

3.13        Accounts.  Seller has the full power and authority to maintain the Accounts.  Such Accounts comply with (i) all applicable Laws and (ii) the terms of any Contract between Seller and an educational-expense payor or educational institution applicable thereto.  All Account deposits for educational expenses have been credited to the applicable Account and have been or will be paid by Seller to the appropriate educational institution when due.

3.14        Accounts Receivable.  All Accounts Receivable of Seller reflected on the balance sheet included in the Interim Statements (the “Interim Balance Sheet”), other than those paid since such the date of the Interim Balance Sheet, are valid receivables subject to no setoffs or counterclaims.  All Accounts Receivable of Seller that have arisen since the date of the Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims.  Seller has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

3.15        Customers and Suppliers.  Section 3.15 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than one percent (1%) of the consolidated revenues of the Business during the last full fiscal year or the interim period through the date of the Interim Statements and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Business.  No such customer or supplier has within the past year stated in writing or, to Seller’s Knowledge, otherwise communicated to Seller that it will stop, or decrease the rate of, buying services or supplying products or services, as applicable, to the Business.

3.16        Absence of Claims; Business Relationships with Affiliates.  Except as set forth in Section 3.16 of the Disclosure Schedule, no director, officer or Affiliate of Seller (a) owns any property or right, tangible or intangible, which is used or held for use in the Business, (b) has any claim or cause of action against Seller related to the Business, or (c) owes any money to, or is owed any money by, Seller in connection with the Business.  Section 3.16 of the Disclosure Schedule describes any transactions or relationships related to the Business between Seller and any of its directors, officers or Affiliates which occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.17        Books and Records; Bank Accounts; Powers of Attorney.  The books and records of Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Business and, to the extent related to the Business, have been maintained in accordance with good business and bookkeeping practices.  Section 3.17 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of Seller used or held for use in the Business and the names of Persons having signature authority with respect thereto or access thereto.  Section 3.17 of the Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney or similar authority from Seller related to the Business and a description of the terms of such power.

3.18        Controls and Procedures.  Seller maintains accurate books and records reflecting the assets, liabilities, revenues and expenses of the Business and maintains proper and adequate internal control over financial reporting with respect to the Business which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of accurate consolidated financial statements of the Business and to maintain accountability for the assets, liabilities, revenues and expenses of the Business, (iii) access to assets of the Business is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Business is compared with existing assets at regular intervals, (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) no Accounts Receivable or customer and supplier relationships are prohibited or otherwise restricted by federal economic sanctions including Office of Foreign Asset Control regulations.

3.19        Brokerage.  Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for UBS Securities LLC, whose fees and expenses will be paid by Seller at Closing.

3.20        No Other Representations or Warranties.  Except for the representations and warranties of Seller expressly set forth in this Agreement and the other Transaction Documents (as modified by the Disclosure Schedule), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Business, the Acquired Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement and the other Transaction Documents, and Buyer has not relied on any other representations or warranties, whether express or implied, by Seller or any other Person.  This Section 3.20 shall in no way limit Buyer’s rights pursuant to the Transaction Documents or in any action with respect to a claim for fraud.

ARTICLE 4

Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule attached hereto and made a part hereof, subject to Section 11.10, Buyer hereby represents and warrants to Seller that as of the date hereof and, if the Closing occurs, as of the Closing:

4.1          Organization; Authorization.

4.1.1       Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.1.2       Buyer has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is (or will be) a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is (or will be) a party by Buyer has been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is (or will be) a party constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

4.2          No Default.

4.2.1       Except as set forth in Section 4.2.1 of the Buyer Disclosure Schedule, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other Transaction Document to be executed and delivered by Buyer in connection herewith.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to be executed and delivered by Buyer in connection herewith or the consummation of the transactions contemplated hereby or thereby.

4.2.2       Neither Buyer’s execution and delivery of this Agreement, nor any other Transaction Document to be executed and delivered by Buyer in connection herewith, nor the consummation by Buyer of the transactions contemplated hereby and thereby will constitute or give rise to a Default under any of Buyer’s Charter Documents.

4.3          Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for Sandler O’Neill & Partners, L.P., whose fees and expenses will be paid by Buyer.

4.4          Financial Capability.  As of the Closing, Buyer will have sufficient cash to pay the Purchase Price and to consummate the transactions contemplated by this Agreement, including, without limitation, the satisfaction and discharge of the Assumed Liabilities.

4.5          Solvency.

(a)           Immediately after giving effect to the acquisition of the Acquired Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement:

(i)                                     the fair saleable value (determined on a going concern basis) of the assets of Buyer shall be greater than the total amount of its Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)                                  Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(iii)                               Buyer shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b)           In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or Seller.

4.6          Litigation.  There are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or threatened in writing against Buyer that would reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated by the Transaction Documents.

ARTICLE 5

Closing Conditions; Deliveries

5.1          Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the closing of the transactions contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 5.1:

(a)           all filings, authorizations and approvals and consents set forth on Schedule 5.1(a) shall have been made with or obtained from all applicable Governmental Authorities or other Persons, as the case may be;

(b)           subject to Section 5.3, all filings, authorizations and approvals and consents set forth on Schedule 5.1(b) shall have been made with or obtained from all applicable Governmental Authorities;

(c)           there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto shall be in effect;

(d)           (i) the representations and warranties of Seller contained in Article 3 that are not qualified by materiality or Material Adverse Effect shall have been as of the date of this Agreement, and shall be at and as of the Closing as though then made, true and correct in all material respects, and the representations and warranties of Seller contained in Article 3 that are qualified by materiality or Material Adverse Effect shall have been as of the date of this Agreement, and shall be at and as of the Closing as though then made, true and correct; (ii) Seller shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Seller at or prior to the

Closing; and (iii) Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.1(d)(i) and 5.1(d)(ii) have been satisfied;

(e)           Since the date of this Agreement, there shall not have occurred any change or effect that has had, or would reasonably be expected to have, a Material Adverse Effect;

(f)            Buyer shall have received pay-off letters (including UCC Termination Statements) which provide for the termination and release of any Liens, other than Permitted Liens, on the Acquired Assets;

(g)           each individual specified on Schedule 1 shall be available, and immediately prior to the Closing shall have confirmed in writing his availability, for full time employment by Buyer pursuant to the terms of the Specified Agreements following the Closing; and

(h)           Buyer shall have received each other document required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement (including those specified in Section 6.2).

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

5.2          Conditions to Seller’s Obligations.  The obligations of Seller to consummate the closing of the transactions contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

(a)           there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto shall be in effect;

(b)           (i) the representations and warranties of Buyer contained in Article 4 that are not qualified by materiality shall have been as of the date of this Agreement, and shall be at and as of the Closing as though then made, true and correct in all material respects, and the representations and warranties of Buyer contained in Article 4 that are qualified by materiality shall have been as of the date of this Agreement, and shall be at and as of the Closing as though then made, true and correct; (ii) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing; and (iii) Buyer shall have delivered to Seller a certificate executed by the Chief Executive Officer or Chief Financial Officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(b)(i) and 5.2(b)(ii) have been satisfied;

(c)           Buyer shall have delivered to Seller the Estimated Purchase Price; and

(d)           Seller shall have received each other document required to be delivered to Seller at or prior to the Closing pursuant to this Agreement (including those specified in Section 6.3).

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

5.3          Automatic Waiver of Specified Condition.  To the extent not satisfied prior thereto, on December 28, 2010, Buyer shall be deemed to automatically and irrevocably waive the condition set forth in Section 5.1(b).

ARTICLE 6

The Closing

6.1          Location and Date.  The consummation of the transactions contemplated herein (the “Closing”) will take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 hereof (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver, subject to applicable Law, of such conditions) and shall take place at the offices of Seller at 127 Public Square in Cleveland, Ohio or at such other time and place as to which Buyer and Seller may agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The transfers and deliveries described in this Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

6.2          Seller Closing Deliveries.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall deliver to Buyer the following:

(a)           an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(b)           a Bill of Sale substantially in the form attached hereto as Exhibit D, duly executed by Seller;

(c)           a Trademark Assignment substantially in the form attached hereto as Exhibit E, duly executed by Seller;

(d)           a Domain Name Assignment substantially in the form attached hereto as Exhibit F, duly executed by Seller;

(e)           a Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;

(f)            a Cash Management Master Services Agreement substantially in the form attached hereto as Exhibit H (the “Cash Management Master Services Agreement”), duly executed by Seller;

(g)           an agreement,  duly executed by Seller, between, and in a form reasonably acceptable to, Buyer and Seller, pursuant to which Seller will act as trustee of a trust or custodian of a custodial account, in either case established for the benefit of Buyer’s Business customers to hold the funds deposited from time to time in the account(s) established pursuant to the Cash Management Master Services Agreement;

(h)           a certificate executed by the Assistant Secretary of Seller and dated as of the Closing Date, certifying that attached thereto are (A) a true, complete and correct copy of the articles of association of Seller, as in effect on the Closing Date, certified by an appropriate authority of its jurisdiction of incorporation, (B) a true, complete and correct copy of the by-laws of Seller, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the Executive Committee of Seller’s Board of Directors authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of Seller authorized to sign the Transaction Documents;

(i)            a certificate, in form and substance reasonably satisfactory to Buyer, prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2)(iv) certifying that Seller is not a nonresident alien for U.S. federal income Tax purposes;

(j)            all such other documents, certificates and instruments as Buyer reasonably requests in order to give effect to the transactions contemplated hereby or to vest in Buyer good and valid title in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens.

6.3          Buyer Closing Deliveries.  Upon and subject to the terms contained herein, at the Closing, Buyer shall deliver to Seller the following:

(a)           the Assignment and Assumption Agreement, duly executed by Buyer;

(b)           the Transition Services Agreement, duly executed by Buyer;

(c)           the Cash Management Master Services Agreement, duly executed by Buyer;

(d)           an agreement,  duly executed by Buyer, between, and in a form reasonably acceptable to, Buyer and Seller, pursuant to which Seller will act as trustee of a trust or custodian of a custodial account, in either case established for the benefit of Buyer’s Business customers to hold the funds deposited from time to time in the account(s) established pursuant to the Cash Management Master Services Agreement;

(e)           a certificate executed by the Secretary of Buyer and dated as of the Closing Date, certifying that attached thereto are (A) a true, complete and correct copy of the certificate of formation of Buyer, as in effect on the Closing Date, certified by an appropriate authority of its jurisdiction of incorporation, (B) a true, complete and correct copy of the limited liability company agreement of Buyer, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of Buyer’s managers authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of Buyer authorized to sign the Transaction Documents; and

(f)            all such other documents, certificates and instruments as Seller shall reasonably request in order to give effect to the transactions contemplated hereby.

ARTICLE 7

Additional Covenants and Agreements

7.1          Pre-Closing Covenants and Agreements.

7.1.1       Conduct of Business.  During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 7.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or except to the extent Buyer otherwise consents in writing in advance, Seller shall operate the Business in the ordinary course of business consistent with past practice and, to the extent related to the Business, shall use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, during the Pre-Closing Period, with respect to the Business, Seller will not do any of the following without the prior written consent of Buyer:

(a)           enter into, amend, terminate or waive any rights under, any Material Contract;

(b)           permit any Liens to be incurred on any of the Acquired Assets except for Permitted Liens;

(c)           except for normal merit, promotional, or cost-of-living increases in accordance with Seller’s past practices, increase or decrease the rate of compensation for any of the employees of the Business or otherwise enter into or alter any employment, consulting, or managerial services agreement or terms of employment, or hire, terminate or reassign any Business employee;

(d)           commence, enter into, modify or amend any material Plan, except to the extent required by Law;

(e)           make any new commitment or increase any previous commitment for capital expenditures for the Business in an amount exceeding $100,000 for any individual item or $250,000 for all such items in the aggregate;

(f)            acquire, sell, assign, transfer, license, or convey any of the Business Intellectual Property (other than with respect to Off-the-Shelf Software in the ordinary course of business consistent with past practice) or any other assets or property, other than purchases of supplies in the ordinary course of business consistent with past practice;

(g)           amend its Charter Documents in a manner that could have an adverse effect on the transactions contemplated by the Transaction Documents;

(h)           change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any Tax election relating to the Business or any of the Acquired Assets that may have consequences to Buyer after Closing;

(i)            institute or settle any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator;

(j)            take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article 5 not being satisfied; or

(k)           agree in writing or otherwise to take any of the foregoing actions.

7.1.2       Access.  During the Pre-Closing Period, Seller shall provide to Buyer and its representatives reasonable access during normal business hours to the personnel, facilities and records of the Business (and shall permit copies of such records to be made as reasonably requested) and shall permit Buyer and its representatives to conduct such inspections as Buyer may reasonably request with respect to the Business or the Acquired Assets.  Any inspection pursuant to this Section 7.1.2 will be conducted in such a manner as not to interfere unreasonably with the conduct of the Business and in no event will any provision hereof be interpreted to require Seller to permit any inspection, or to disclose any information, that Seller determines in good faith would be reasonably likely to be privileged or violate any of its obligations with respect to confidentiality, but Seller shall use commercially reasonable efforts to disclose such information in a manner that would not waive such privilege or violate such obligations.  Buyer will not, and will cause its representatives not to, contact any of the employees, landlords, customers or suppliers of the Business for the purpose of discussing the Business or the transactions contemplated by this Agreement without the prior written consent of Seller (which may be delivered by electronic mail or in any other written form and shall not be unreasonably withheld, conditioned or delayed), it being acknowledged that any and all such contacts will be arranged by Seller, that Buyer and Seller will mutually agree on the timing and manner of all such contacts with all employees, landlords, customers, suppliers and other third parties and

Seller will use its commercially reasonable efforts to facilitate all such contacts as may be reasonably requested by Buyer.

7.1.3       Satisfaction of Closing Conditions.  During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement.  The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 5.  Without limiting the foregoing, (i) Seller shall use its commercially reasonable efforts to obtain all consents, clearances, authorizations and approvals listed, or required to be listed, in Section 3.2.1 of the Disclosure Schedule, and Buyer will reasonably cooperate with Seller with respect thereto and (ii) Seller shall reasonably cooperate with Buyer’s efforts to obtain any consents, clearances, authorizations and approvals listed on Schedule 5.1(b).

7.1.4       Termination.  This Agreement may be terminated:

(a)           by mutual written consent of Buyer and Seller at any time prior to the Closing;

(b)           by either Buyer or Seller if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated pursuant to the Transaction Documents (provided that the right to terminate this Agreement under this Section 7.1.4(b) shall not be available to any party whose failure to fulfill any obligation under the Transaction Documents has been a principal cause of or resulted in such Order or other action);

(c)           by Buyer, on the one hand, or Seller, on the other hand (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein), if a material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been committed by the other party and such breach has not been waived or cured within thirty (30) days after being notified of same, provided, however, Buyer shall have the right to terminate this Agreement effective immediately upon a breach of Section 7.1.8; or

(d)           by (i) Buyer if any of the conditions in Section 5.1 has not been satisfied as of December 31, 2010 or if satisfaction of such a condition is or becomes impossible (other than, in either case, through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Seller if any of the conditions in Section 5.2 has not been satisfied as of December 31, 2010 or if satisfaction of such a condition is or becomes impossible (other than, in either case, through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition; or

(e)           by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of the party seeking to terminate this

Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2010.

7.1.5       Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1.4, then all provisions of this Agreement shall thereupon become void, except that (x) this Section 7.1.5 and Sections 7.1.6, 7.2.1, 7.6 and Article 11 shall survive any such termination and (y) nothing herein shall relieve any party from any Liability for any willful or intentional breach hereof occurring prior to such termination or to impair the right of any party to compel specific performance by any other party of its obligations hereunder.

7.1.6       Confidentiality Agreement.  Notwithstanding the execution of this Agreement and the termination provisions otherwise set forth in that certain confidentiality agreement executed by Guarantor and Seller, dated September 1, 2010 (the “Confidentiality Agreement”), Guarantor and Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect until the consummation of the transactions contemplated hereby.

7.1.7       Notification of Certain Matters.  Each party hereto shall give prompt notice to the other party hereto of (i) any event or circumstances which would or would be reasonably likely to cause any representation or warranty made by such party in any Transaction Document to be inaccurate at any time at or prior to the Closing such that the conditions set forth in Article 5 would not be fulfilled, (ii) any event or circumstances which would or would be reasonably likely to cause any of the conditions in Article 5 to such other party’s obligations not to be satisfied or (iii) any material breach by such party of any covenant or agreement required by this Agreement to be performed by it at or prior to the Closing.  The delivery of any notice pursuant to this Section 7.1.7 shall not be deemed to (A) modify the representations, warranties, covenants or agreements hereunder of the party delivering such notice, or the Disclosure Schedule, (B) modify any of the conditions set forth in Article 5, or (C) cure or prevent any inaccuracy or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Article 5.

7.1.8       Exclusivity.

(a)           Seller shall, and shall direct its officers, directors, employees,  agents, Affiliates, investment bankers, attorneys and other advisors and representatives to, immediately cease any existing discussions or negotiations, if any, with any parties with respect to any purchase or acquisition of all or a material portion of the assets related to the Business (each, an “Acquisition Transaction”).  Seller agrees that, prior to the earlier of the Closing or the termination of this Agreement, it shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, agents and Affiliates, directly or indirectly to, solicit, initiate or encourage, or furnish or disclose information in furtherance of, any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate, explore or otherwise engage in discussions with any Person with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any of the transactions contemplated by the Transaction Documents.  Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.1.8 by any officer, director, employee, agent, Affiliate, investment banker, attorney or other advisor or representative of Seller shall be deemed to be a breach of this Section 7.1.8 by Seller.

(b)           From and after the execution of this Agreement, Seller shall promptly (i) advise Buyer in writing of the receipt, directly or indirectly, of any inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to, an Acquisition Transaction, (ii) identify the offeror, and (iii) provide Buyer copies of all proposed written agreements, arrangements, or understandings with respect to any Acquisition Transaction (and a description of any proposed oral agreements with respect thereto).  Seller shall promptly advise Buyer of all material developments relating to any such inquiry or proposal.

7.2          Miscellaneous Covenants.

7.2.1       Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives, or are otherwise expressly allocated to Seller hereunder (collectively, “Seller Transaction Costs”).

7.2.2       No Assignments.  No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Guarantor; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

7.2.3       Post-Closing Access.

(a)           Buyer shall, for a period of seven (7) years following the Closing Date, retain all business records constituting part of the Acquired Assets, and during normal business hours shall provide Seller and its designees and representatives with such access to the books and records of Seller included among the Acquired Assets as may be reasonably requested by Seller for the limited purpose of concluding Seller’s involvement in the Business conducted by Seller prior to the Closing and for complying with Seller’s obligations under applicable Tax, employment and other Laws.  Seller and its designees shall be entitled, at Seller’s expense, to make extracts and copies of such books and records.  Seller shall, for a period of seven (7) years following the Closing Date, retain all business records retained by Seller pursuant to this Agreement, and during normal business hours shall provide Buyer and its designees and representatives with such access to the books and records of Seller so retained as may be reasonably requested by Buyer for the limited purpose of conducting the Business conducted by Buyer following the Closing and for complying with Buyer’s obligations under applicable Tax, employment and other Laws.  Buyer and its designees shall be entitled, at Buyer’s expense, to make extracts and copies of such books and records.  Each party hereto agrees that it shall not, during such period, destroy or cause or permit to be destroyed any of such material books or records without first obtaining the consent of the other party hereto (or providing to such other party notice of such intent and a reasonable opportunity to copy such books or records at least thirty (30) days prior to such destruction).  Notwithstanding the foregoing, this Section 7.2.3(a)

shall not require either party to permit the other party access to books and records or permit the other party to make copies and extracts of books and records to the extent doing so would be reasonably likely to result in a waiver of privilege, but such party shall use its commercially reasonable efforts to permit the other party such access and permit the other party to make such copies and extracts in a manner that would not waive privilege.

(b)           After the Closing, each party will make available to the other party their employees whom the other party may reasonably need in order to defend or prosecute any legal or administrative action to which Seller or Buyer are a party and which relates to the conduct of the Business.  The requesting party will pay or reimburse the other party for all reasonable expenses which may be incurred by such employees in connection therewith, including all travel, lodging, and meal expenses, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents, for their time spent in such cooperation.

7.3           Noncompetition.  In order to protect the goodwill of the Business, for a period of three (3) years after the Closing, neither Seller nor any of its Affiliates will, directly or indirectly, engage in, or have an ownership interest in or act as agent, advisor, or consultant of or to any Person that is engaged in, the business of designing, developing, formulating, manufacturing, or selling products and services that are competitive with the products and services sold by the Business as of the Effective Date (the “Non-Compete Business”).  Nothing in this Section 7.3, however, shall be deemed to prohibit or restrict Seller or any of its Affiliates:

(a)           from advising bank customers with respect to the various options available to such customers to fund educational expenses so long as neither Seller nor any of its Affiliates enters into any Contract or receives any consideration in respect of Non-Compete Business as a result of such actions;

(b)           from engaging in its banking, leasing, investment management, consumer finance and investment banking businesses as currently conducted, which provide services such as loans, lines of credit, leases, public finance, deposit products, asset management, consulting, treasury management and other services to individual, corporate and institutional clients, including educational institutions, in each case (i) as currently conducted and (ii) excluding the Non-Compete Business;

(c)           from acquiring or owning less than a five percent (5%) equity interest in any publicly-traded company (whether or not such company is engaged in a business that competes with the Non-Compete Business);

(d)           from acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such company’s or entity’s competing business do not exceed twenty percent (20%) of such company’s or entity’s total revenues in the 12-month period immediately preceding such acquisition; provided that the acquisition of such competing business was not the principal purpose of such acquisition and that the Non-Compete Business remains within such company or entity and no employee of Seller or any of its Affiliates (other than the Non-Compete Business) receives any consideration in respect of such Non-Compete Business;

(e)           from acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such company’s or entity’s competing business or entity exceed 20% of such company’s or entity’s total revenues in the 12-month period immediately preceding such acquisition; provided that (i) the acquisition of such competing business was not the principal purpose of such acquisition, (ii) the Non-Compete Business remains within such company or entity and no employee of Seller or any of its Affiliates (other than the Non-Compete Business) receives any consideration in respect of such Non-Compete Business and (iii) Seller disposes of any such competing business within eighteen (18) months after its acquisition; or

(f)            from having a direct or ultimate controlling equity interest of Seller be acquired (whether by means of a merger, a sale of equity or otherwise) by any company or other entity that is not an Affiliate of Seller prior to such acquisition but that, directly or indirectly through subsidiaries or other Affiliates, is engaged in a business that competes with the Non-Compete Business; provided, however, for the avoidance of doubt, Seller and those other Persons that are Affiliates of Seller prior to such acquisition shall otherwise remain bound by their obligations under this Section 7.3.

7.4           Employment Matters.

7.4.1        Effective on the Closing Date, Buyer will offer to employ on an “at will” basis, each individual, listed on Schedule 7.4.1, who then remains an employee of Seller, which list may include individuals on workers’ compensation leave, disability leave or leave of absence on the Closing Date (all such employees being referred to herein as the “Offered Employees”; all such employees who accept such offer of employment being referred to herein as the “Transferred Employees” and all such employees who decline such offer of employment being referred to herein as “Excluded Employees”); provided that the offer of employment to any person on leave shall be made when such person returns to active employment with Seller.  Such employment with Buyer shall be effective as of the day following the Closing Date and contingent on the Closing.  Each offer of employment to an Offered Employee will be for a position located at a facility which would not cause such Offered Employee’s one-way daily commuting distance to work to either exceed fifty (50) miles or, if such Offered Employee’s one-way commute as of the date of this Agreement is fifty (50) miles or more, would increase such commuting distance by more than fifteen (15) miles, at a salary or wage at least equal to the then-current salary or wage, and with employee benefits provided to similarly situated employees of Guarantor as of the Closing.  All such offers will be subject to and in compliance with Guarantor’s standard human resources policies and procedures, including execution and delivery of an invention, non-disclosure, non-competition and non-solicitation agreement and requirements for proof evidencing a legal right to work in the offeree’s country of current employment and satisfactory completion of background and credit checks, as determined by Buyer at its reasonable discretion.  Seller hereby agrees to waive any condition or restriction which it may have the contractual right to impose on the hiring and employment of employees by Buyer.  After the date of this Agreement, with respect to each employee listed on Schedule 7.4.1 from whom Seller has received a signed release, Seller shall promptly provide Buyer with copies of the employment files of such employee to the extent not already provided to Buyer, and shall promptly provide any additional information about such employees upon Buyer’s reasonable request.  Notwithstanding anything to the contrary, after the date of this Agreement, Seller shall permit Buyer to contact and interview all employees listed on Schedule 7.4.1 at Seller’s premises during normal business hours in a commercially reasonable manner designed to minimize disruption to Seller’s operation of the Business, and Seller shall cooperate fully with Buyer in all such respects.  For a period of six (6) months following the Closing Date, Buyer will not reduce the salary or base hourly wage rate of any Transferred Employee below the rate in effect immediately prior to the Closing Date.  Buyer’s obligations under this Section 7.4.1 shall not apply to an employee (a) who fails to satisfy Guarantor’s standard human resources policies and procedures, including with respect to whom Buyer receives an unsatisfactory background or credit check, as determined by Buyer at its reasonable discretion or (b) for whom Buyer does not receive copies of employment files no later than seven (7) days prior to the Closing.

7.4.2        Seller will terminate employment of all Transferred Employees effective as of 11:59 p.m. on the Closing Date and pay such Transferred Employees for all accrued but unused paid time off, including vacation, as of such time.  Any such payment shall be made in accordance with Seller’s policy as of such time (provided, for the avoidance of doubt, in the event of any conflict or inconsistency between Seller’s policy and Seller’s obligations under the first sentence of this Section 7.4.2, Seller’s obligations under the first sentence of this Section 7.4.2 shall govern and control).

7.4.3        Except to the extent included in the Accrued Expenses, Seller will be solely responsible for all pay and benefits of the Excluded Employees earned or incurred before or after the Closing and for pay and benefits of the Transferred Employees earned or incurred at or before the Closing.  Buyer will be solely responsible for all pay and benefits of the Transferred Employees (i) included in the Accrued Expenses or (ii) earned or incurred after the Closing.  The parties’ respective obligations with respect to employee retirement plans and employee welfare plans will be as set forth on Schedule 7.4.3.  Notwithstanding anything to the contrary, Seller will be responsible for paying, and shall be obligated to pay, any Transferred Employee any required bonus or other incentive with respect to the calendar year (or any part thereof) in which the Closing occurs (regardless of any requirement that a Transferred Employee be employed by Seller on the date payment would otherwise be required or any similar condition) to the same extent and subject to the same discretion of Seller as if such Transferred Employees had remained employees of Seller consistent with past practice consistently applied.

7.4.4        Seller will be solely responsible for Excluded Employees’ employment or any termination of such employment and any and all severance pay and benefits that become due contractually or by Law to Excluded Employees on termination of their employment with Seller.  Seller will be solely responsible for any and all severance pay and benefits that become due contractually or by Law to Transferred Employees on termination of their employment with Seller at the Closing, whereas Buyer will be solely responsible for any and all severance pay and benefits that become due contractually or by Law to Transferred Employees on termination of their employment with Buyer after the Closing.  If Buyer elects to terminate the employment of any Transferred Employee within one (1) year after the Closing in circumstances in which such Transferred Employee would be deemed Terminated as Result of a Reduction in Staff, then subject to execution by such Transferred Employee of a general release in favor of Buyer and Guarantor in a form satisfactory to Guarantor in its reasonable discretion, such terminated Transferred Employee’s severance pay and benefits will be calculated in accordance with Schedule 7.4.4 (and, notwithstanding Section 7.4.6, shall, solely for purposes of its obligations under this sentence, recognize the service of any Transferred Employee with Seller prior to the Closing Date).  Buyer’s obligations under this Section 7.4.4 shall not apply to a Transferred Employee who fails to satisfy Guarantor’s standard human resources policies and procedures, including with respect to whom Buyer receives an unsatisfactory background or credit check, as determined by Buyer at its reasonable discretion.

7.4.5        With respect to each Transferred Employee:

(a)           Buyer will waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee welfare benefit plan maintained or sponsored by or contributed to by Buyer for such Transferred Employee after the Closing Date (other than supplemental life insurance plans), to the extent not inconsistent with applicable Law.

(b)           Buyer will apply toward any deductible requirements and out-of-pocket maximum limits in effect for the plan year in which the Closing occurs under its employee health benefit plans any amounts paid by each Transferred Employee under Seller’s Plans during such period.

7.4.6        Buyer will recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual) under its employee benefit plans and severance plans, and including vacation and paid time off plans, the service of any Transferred Employee with Seller prior to the Closing Date.

7.4.7        Buyer will be responsible for satisfying obligations under ERISA Section 601 et seq. and Code Section 4980B to provide continuation coverage to any Transferred Employee with respect to any “qualifying event” which occurs after the Closing Date.

7.4.8        Buyer will be responsible for all workers’ compensation benefits payable to Transferred Employees with respect to injuries to Transferred Employees that occur after the Closing Date.

7.4.9        Buyer shall provide the Offered Employees on disability leave as of the Closing Date with an offer of employment in accordance with this Section 7.4 as of the date such employee returns to active employment with Seller.

7.5           Contracts; Permits.

7.5.1        To the extent that there are Permits and Contracts or other Acquired Assets relating to the Business which are not assignable without the consent or approval of Persons other than Seller (the “Non-Transferable Assets”), and such consents or approvals are not obtained on or prior to the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign such Non-Transferable Assets without such consent or approval.  To the extent such consents or approvals are not obtained on or prior to the Closing Date, Seller will use its commercially reasonable efforts to obtain such consents or approvals following the Closing.

7.5.2        Seller agrees to cooperate in good faith with Buyer to enter into any reasonable arrangement (provided that Buyer shall reimburse Seller for any reasonable and documented out of pocket costs or expenses incurred in performing its obligations under such arrangement) designed to provide Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit and at the expense of Buyer of any rights previously enjoyed by Seller in connection with any such assets.  Provided that Seller performs its obligations under the preceding sentence, Seller shall not be deemed to be in breach of any of its obligations under this Agreement by reason of the failure to obtain any consent or approval so long as Seller complies with those provisions of this Agreement obligating it to use the efforts specified in Section 7.1.3 and this Section 7.5, as applicable, to obtain such consent or approval.

7.5.3        To the extent Buyer is provided the benefits pursuant to this Section 7.5 of any such Non-Transferable Asset, Buyer shall perform the obligations of Seller under or in connection with any such Non-Transferable Asset.

7.6           Publicity.  Any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing in advance by Seller and Buyer, or as may be required by Law or by any Governmental Authority (including any disclosure required to be filed with the United States Securities and Exchange Commission pursuant to federal securities Laws) or the rules of any stock exchange or trading system, provided that, to the extent practicable, the party making such disclosures provides the other party with reasonable advance notice of the contents thereof and affords such other party a reasonable period of time to review and comment thereon.  This Section 7.6 shall not prohibit Buyer or any of its Affiliates, following the Closing, from disclosing the change in ownership of the Business and the Acquired Assets resulting from the consummation of the transactions contemplated pursuant to the Transaction Documents.

7.7           Proprietary Information.  From and after the Closing, neither Seller nor any of its Affiliates shall disclose or make use of (except to pursue its rights under the Transaction Documents) any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Business or Buyer or its business (including the financial information, technical information or data relating to the products and names of customers of the Business), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by Seller or an Affiliate of Seller.  Seller shall use commercially reasonable efforts to enforce, for the benefit of Buyer and at Buyer’s sole cost and expense, all confidentiality, invention assignments and similar agreements between Seller and any other party relating to the Acquired Assets or the Business which are not included in the Acquired Assets.  The Confidentiality Agreement shall terminate effective as of the Closing.

7.8           Solicitation and Hiring.  For a period of three (3) years following the Closing Date, neither Seller nor any of its Affiliate shall, either directly or indirectly, (a) solicit or attempt to induce any Transferred Employee to terminate employment with Buyer or an Affiliate of Buyer or (b) hire or attempt to hire any Transferred Employee; provided that this clause (b) shall not apply to any individual whose employment with Buyer or an Affiliate of Buyer has been terminated for a period of six (6) months or longer or who responds to a general public advertisement of employment or who is identified as a consequence of a non-directed executive search.  Seller shall use commercially reasonable efforts to enforce, for the benefit of Buyer and at Buyer’s sole cost and expense, all non-solicitation and non-hiring covenants and similar agreements between Seller and any other party relating to the Business which are not included within the Acquired Assets.

7.9           Use of Name.  Seller shall not use, and shall not permit any Affiliate of Seller to use, the name “Tuition Management Systems”, “TMS”, “borrowsmart”, “afford.com”, “proven path” or any name reasonably similar to any of the foregoing after the Closing.

7.10         Cooperation Concerning Transition of Business.  After the Closing, Seller will (a) cooperate with reasonable requests from Buyer to ensure an orderly transfer of customer relationships involving the Business to Buyer and (b) promptly deliver to Buyer (i) any mail, packages, orders, inquiries and other communications relating to the Business and (ii) any property that Seller receives and that properly belongs to Buyer.

7.11         Further Assurances.  From time to time after the Closing, upon request of any party, without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents.

7.12         Guaranty.  As a material inducement for Seller to consummate the transactions contemplated by this Agreement, Guarantor hereby guarantees as a primary obligation the timely payment in full of the Estimated Purchase Price on the Closing Date, any Final Post-Closing Adjustment owed to Seller on the Payment Date (and any interest accrued thereon thereafter pursuant to this Agreement), the Assumed Liabilities, Buyer’s indemnification obligations arising under Article 8, and all reasonable and documented out of pocket costs and expenses (including reasonable and documented out of pocket legal fees and disbursements) incurred by Seller in connection with the collection or attempted collection thereof or the enforcement of the terms of this Section 7.12 (the “Guaranteed Obligations”).  For the avoidance of doubt, nothing in this Section 7.12 shall be construed to modify the terms of this Agreement for purposes of determining what constitutes a Guaranteed Obligation.  Should Buyer fail to pay Seller in full the Estimated Purchase Price on the Closing Date, any Final Post-Closing Adjustment owed to Seller on the Payment Date or any finally-determined indemnity obligation owed by Buyer to any Seller Indemnitee, or to pay, perform or discharge when due the Assumed Liabilities, Guarantor shall pay to Seller or the Seller Indemnitee, or, in the case of Assumed Liabilities, shall pay, perform or discharge the Guaranteed Obligations then due and owing, with any such payment to be due without presentment, diligence, protest or other notice of any kind, all of which are hereby expressly waived.  Guarantor shall be entitled to raise as a defense to the Guaranteed Obligations all defenses and rights available to be raised or relied upon by Buyer under this Agreement or otherwise.

7.13                 Educational Institution Contracts.  Attached hereto as Schedule 7.13 is a list of each educational institution that is a party to an Educational Institution Contract that, by its terms, prohibits the assignment of Seller’s interest thereunder to Buyer without the consent of such school (each, a “Subject Account”).  Schedule 7.13 further sets forth the Fee Revenue received by Seller from each Subject Account during the 2009 calendar year (with respect to each Subject Account, the “2009 Fee Revenue”).  Buyer shall use commercially reasonable efforts to encourage and cause each Subject Account to become a Retained Account on or before June 1, 2011 (the “Determination Date”). On or before June 15, 2011, Buyer shall deliver a notice (the “Account Notice”) to Seller setting forth each Subject Account and identifying whether it is a Retained Account or a Lost Account as of the Determination Date.   Seller shall have the right to verify which Subject Accounts are Retained Accounts and which are Lost Accounts as of the Determination Date, and Buyer shall furnish Seller with any and all materials and other supporting documentation reasonably requested by Seller in order to verify same.  If the aggregate 2009 Fee Revenues associated with the Lost Accounts, if any, exceeds $1,000,000, then, not later than ten (10) days after Seller’s receipt of the Account Notice, Seller shall pay Buyer an amount equal to 50% of all 2009 Fee Revenues associated with the Lost Accounts (from the first dollar, not just the portion thereof in excess of $1,000,000), up to a maximum payment equal to $1,251,157, by means of a wire transfer of immediately available funds to an account designated by Buyer.   For purposes of this Section 7.13, the following terms shall have the meanings ascribed to them as follows:

“Fee Revenue” means gross revenue less investment income.

“Lost Account” means a Subject Account that does not become a Retained Account.

“Retained Account” means a Subject Account inuring to the benefit of Buyer as a result of any of the following circumstances: (i) the consent on or prior to the Determination Date of such Subject Account to the assignment by Seller to Buyer of Seller’s rights and obligations arising under the Educational Institution Contract to which such Subject Account is a party; (ii) such Subject Account entering into a new Contract with Buyer, on or prior to the Determination Date, for substantially the same services contemplated to be provided under the Educational Institution Contract in effective as of the date hereof between Seller and such educational institution; or (iii) Buyer receiving Fee Revenue from such Subject Account, for substantially the same services contemplated to be provided under the Educational Institution Contract in effect as of the date hereof between Seller and such educational institution, during the period commencing on the Closing Date and ending on the Determination Date that is an amount not less than eighty five percent (85%) of Fee Revenue received by Seller from such Subject Account over the corresponding period in 2009.

ARTICLE 8

Indemnification

8.1           Indemnification of Buyer.  From and after the Closing and subject to the limitations contained herein, Seller shall indemnify, defend, hold harmless, pay and reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”), from and against any Losses based upon, arising out of or caused by any (a) inaccuracy in any of the representations and warranties made by Seller in any Transaction Document, (b) breach or nonperformance of any of the covenants made by Seller in any Transaction Document, (c) Retained Liability, (d) Liability (including any such Liability related to Taxes or environmental matters) imposed upon Buyer by reason of its status as transferee of, or successor to, the Business or the Acquired Assets (including any Liability imposed upon Buyer as a result of non-compliance by either party hereto with any Tax clearance certificate requirement under applicable state Tax Law) or (e) the failure of Buyer and Seller, in connection with the sale of the Acquired Assets by Seller to Buyer pursuant to this Agreement, to comply with, and obtain for Buyer the benefits afforded by compliance with, any applicable bulk transfers Laws.  For purposes of determining (x) whether there has been a breach requiring Seller to indemnify as provided in this Section 8.1 and (y) the Losses based upon, arising out of or caused by such breach, (i) each representation and warranty made by Seller is made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect) and (ii) without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation and warranty.

8.2           Indemnification of Seller.  From and after the Closing and subject to the limitations contained herein, Buyer shall indemnify, defend, hold harmless, pay and reimburse Seller and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”), from and against any Losses based upon, arising out of or caused by (a) any inaccuracy in any of the representations and warranties made by Buyer in any Transaction Document, (b) breach or nonperformance of any of the covenants made by Buyer in any Transaction Document or (c) any Assumed Liability.

8.3           Limitations on Indemnification.  Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 8.3.

8.3.1        Any claim for indemnification pursuant to clause (a) of Section 8.1 or clause (a) of Section 8.2 shall be required to be made by delivering notice to Seller or Buyer, as applicable, no later than the expiration of eighteen (18) months after the Closing Date.  Notwithstanding the foregoing, the Fundamental Representations shall survive the Closing without expiration.  All covenants and agreements of the parties (whether set forth in this Agreement or any other Transaction Document, including the obligations set forth in Sections 8.1 and 8.2) shall survive the Closing, continue in effect and expire in accordance with their respective terms.  If an Indemnitee delivers to an Indemnitor, before expiration of a representation, warranty, covenant or agreement, an indemnification claim notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

8.3.2        Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under clause (a) of Section 8.1 (i) until the amount of Losses of the Buyer Indemnitee’s individual claim, or group of related claims, exceeds ten thousand dollars ($10,000) and (ii) until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold (and thereafter Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold).  Seller Indemnitees shall not be entitled to indemnification for any Losses arising under clause (a) of Section 8.2 (i) until the amount of Losses of the Seller Indemnitee’s individual claim, or group of related claims, exceeds ten thousand dollars ($10,000) and (ii) until the aggregate amount of all of the Sellers’ Indemnitees’ claims for indemnification exceeds the Indemnification Threshold (and thereafter Sellers’ Indemnitees shall be entitled to indemnification only for amounts in excess of the

Indemnification Threshold).  The limitations set forth in this Section 8.3.2 shall not apply with respect to Losses based upon, arising out of or caused by breaches of Fundamental Representations.

8.3.3        The maximum indemnification amount to which Buyer Indemnitees may be entitled under clause (a) of Section 8.1 shall be an amount equal to the Indemnification Cap and the maximum indemnification amount to which Seller Indemnitees may be entitled under clause (a) of Section 8.2 shall be an amount equal to the Indemnification Cap.  The limitations set forth in this Section 8.3.3 shall not apply with respect to Losses based upon, arising out of or caused by breaches of the Fundamental Representations.

8.3.4        Any claims for indemnification under clause (a) of Section 8.1 or clause (a) of Section 8.2 shall be made on an after Tax basis.  Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnitee hereunder, the amount of such Loss shall be decreased to take into account any deduction or credit, basis increase, shifting of income, or other Tax benefit actually realized by any Indemnitee (or any Affiliate of any Indemnitee) in connection with the Losses that form the basis of the Indemnitee’s claim for indemnification hereunder (the “Tax Benefit Adjustment Amount”).  In computing the Tax Benefit Adjustment Amount, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnifiable Loss; provided that, if a Tax Benefit Adjustment Amount is not realized in the taxable period during which an Indemnitor makes an indemnification payment or the Indemnitee incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each of the next five (5) subsequent taxable periods to reflect the Tax Benefit Adjustment Amount realized by the parties hereto in each such subsequent taxable period; provided, further, for the avoidance of doubt, no such payment shall be made to the extent such Tax Benefit Adjustment Amount is realized following the conclusion of third subsequent taxable period after the taxable period in which the Indemnitor makes such indemnification payment or the Indemnitee incurs or pays such Loss.

8.3.5        The Buyer Indemnitees shall not be entitled to indemnification under clause (a) of Section 8.1 if, and to the extent that, the Losses are expressly and separately identified as liabilities on the Final Adjustment Statement.

8.3.6        If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any other Transaction Document, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, provided, however, no party shall be entitled to recover more than once for the same Loss.

8.3.7        The rights to indemnification set forth in this Article 8 shall not be affected by (a) any investigation conducted by or on behalf of an Indemnitee or any knowledge acquired (or capable of being acquired) by an Indemnitee, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or agreement which is the subject of indemnification hereunder or (b) any waiver by an Indemnitee of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.4           Procedures Relating to Indemnification.

8.4.1        Third Party Claims.  In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee must notify the party from whom indemnification hereunder is sought (the “Indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted.  Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

The Indemnitor may elect to assume and control the defense of a Third-Party Claim with counsel selected by the Indemnitor by providing written notice thereof to the Indemnitee within thirty (30) days of the receipt of notice of such Third-Party Claim from the Indemnitee only (a) if, within such thirty (30) day period, the Indemnitor irrevocably acknowledges in writing to the Indemnitee that any damages, fines, costs or other liabilities that may be assessed against the Indemnitee in connection with such Third-Party Claim constitute Losses for which the Indemnitee shall be indemnified pursuant to this Article 8 and (b) for so long as (i) the ad damnum in such Third-Party Claim, taken together with the estimated costs of defense thereof and the amount claimed with respect to any unresolved claims for indemnification then pending, is less than or equal to the maximum liability of such Indemnitor under this Agreement, (ii) the Third-Party Claim does not involve a Governmental Authority as a party or seek equitable relief against the Indemnitee, (iii) the Indemnitee does not reasonably believe that there is an actual or potential conflict of interest between the Indemnitor and the Indemnitee or additional defenses available to the Indemnitee not available to the Indemnitor and (iv) the Indemnitor actively, diligently and in good faith prosecutes the defense of such Third-Party Claim.  For so long as the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  If the Indemnitor does not assume (or subsequently relinquishes) the defense of any Third-Party Claim, the Indemnitee may defend such claim and the Indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the Indemnitor’s sole cost and expense.  If the Indemnitor so assumes the defense of any Third-Party Claim, all of the Indemnitees shall reasonably cooperate with the Indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The party (whether the Indemnitor or the Indemnitee) controlling the defense of such Third-Party Claim shall keep such other party reasonably informed of the status of such Third-Party Claim and the defense thereof.

The Indemnitee shall consent to any settlement, compromise or discharge of a Third-Party Claim which the Indemnitor may recommend, which by its terms unconditionally releases the Indemnitee from all Liabilities and obligations in connection with such Third-Party Claim (and, for the avoidance of doubt, does not require the Indemnitee to make any payment or incur any Liability or obligation in consideration for such settlement, compromise or discharge) and which does not provide for any admission of wrongdoing by, or impose any equitable relief on, the Indemnitee.  The Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment with respect to such Third-Party Claim.

8.4.2        Other Claims.  In the event any Indemnitee should have a claim against any Indemnitor under this Agreement that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of Buyer Indemnitees, not later than the applicable expiration date set forth in Section 8.3, for making such claim, which notice shall be sent in accordance with the terms of Section 11.1.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.  Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.  Upon receipt of any such notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any Loss.

8.5           Limitation of Remedies.  Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than the adjustments contemplated by Section 2.3, or claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action seeking an injunction, specific performance or other equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 8.  In furtherance of the foregoing, Buyer and Seller each hereby waives on behalf of itself and all other Persons who might claim by, through or under it, from and after the Closing, any and all rights, claims and causes of action (other than the adjustments contemplated by Section 2.3, or claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action seeking an injunction, specific performance or other equitable relief) which any such other Person may have arising under or based upon any Law and that relates to the transactions contemplated hereby (except pursuant to the indemnification provisions set forth in this Article 8).  Nothing in this Section 8.5 shall limit any Person’s right to seek and obtain any injunction, specific performance or other equitable relief to which any Person may be entitled.

ARTICLE 9

Tax Matters

9.1           General.  Notwithstanding any other provision in this Agreement, this Article 9 shall govern Tax matters.

9.2           Tax Cooperation.  Buyer and Seller shall furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action relating to any Tax.  The party requesting any such information shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information.  Except with respect to information that is generally available to the public, the party requesting such information shall (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (b) disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) return promptly, upon request of the other party, all copies of the information received by it, and (d) take all steps necessary to cause its officers, directors, employees and representatives to comply with the terms and conditions of this Section 9.2.    Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets or the Business.

9.3           Transfer Taxes.  Buyer and Seller shall each be responsible for filing all Tax Returns required to be filed by the party under applicable Law in connection with the transactions contemplated by this Agreement and shall pay all such Taxes owed.  Within 30 days after payment, Buyer and Seller shall provide copies of all such Tax Returns and evidence that all such Taxes have been paid.  Buyer and Seller shall reasonably cooperate to reduce or eliminate transfer Taxes resulting from consummation of the transaction contemplated pursuant to the Transaction Documents (“Transfer Taxes”) to the extent permitted by applicable Law.  If a party hereto pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Taxing Authority, the other party hereto shall reimburse such paying party for one-half of the amount of such Tax (together with one-half of any related interest and penalties) within fourteen (14) days of such paying party’s written demand therefor.

9.4           Proration of Certain Taxes.  Any ad valorem Taxes with respect to the Acquired Assets will be prorated as of the Closing Date with (a) Seller being liable for such Taxes relating to any time period or periods ending on or prior to the Closing Date, and (b) Buyer being liable for such Taxes relating to any time period or periods beginning after the Closing Date.  Proration of such Taxes will be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets.  If such valuation pertains to a Tax period other than that in which the Closing occurs, such apportionment will be recalculated at such time as actual Tax bills for such period are available and the parties will cooperate with each other in all respects in connection with such recalculation and to pay any sums due in consequence thereof to the party entitled to recover the same within sixty (60) days after the issuance of such actual Tax bills.

ARTICLE 10

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“2009 Fee Revenue” is defined in Section 7.13.

“Accounting Principles” is defined in Section 2.2.2.

“Account Notice” is defined in Section 7.13.

“Accounts” is defined in Section 2.1.1(a).

“Accounts Payable” is defined in Section 2.1.4(a).

“Accounts Receivable” is defined in Section 2.1.1(d).

“Accrued Expenses” is defined in Section 2.1.4(a).

“Acquired Assets” is defined in Section 2.1.1.

“Acquisition Transaction” is defined in Section 7.1.8(a).

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended from time to time.

“Assignment and Assumption Agreement” is defined in Section 6.2(a).

“Assumed Contracts” is defined in Section 2.1.1(e).

“Assumed Liabilities” is defined in Section 2.1.4.

“Business” is defined in the Recitals.

“Business Intellectual Property” means the Intellectual Property owned, used or held for use by Seller in its operation of the Business, but with respect to Off-the-Shelf Software is limited to that used solely on the computers included within the Fixed Assets.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Boston, Massachusetts or Cleveland, Ohio are authorized or obligated by federal Law or executive order to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Disclosure Schedule” means the Disclosure Schedule of Buyer annexed hereto and made a part hereof.

“Buyer Indemnitees” is defined in Section 8.1.

“Cash Management Master Services Agreement” is defined in Section 6.2(f).

“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and bylaws (or equivalent documents) of any business entity.

“Closing” and “Closing Date” are defined in Section 6.1.

“Closing Certificate” is defined in Section 2.2.2.

“Closing Net Assets” means the Net Assets of the Business immediately prior to the Effective Time, provided, however, no Accounts Receivable shall be considered assets for purposes of the determination of the Closing Net Assets to the extent (i) such Accounts Receivable are then outstanding for 90 days or more or (ii) any applicable obligor with respect thereto has notified Seller in writing (including via electronic mail) prior to the Effective Time that such obligor is unable or unwilling to make payment with respect thereto.

“Closing Net Assets Adjustment” means the absolute value of (i) the Closing Net Assets minus (ii) the Target Amount.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidentiality Agreement” is defined in Section 7.1.6.

“Contract” means any written or oral contract, agreement, commitment, purchase order, note, bond, mortgage, indenture, lease, license and other legally binding arrangement.  For the avoidance of doubt, “Contract” includes any Educational Institution Contract and any Payor Contract.

“Current Net Asset Listing” is defined in Section 3.3.

“Customer and Other Personal Data” is defined in Section 3.8.3.

“Datasite” is defined in Section 3.11.

“Default” means an occurrence which constitutes a breach or default under a Contract or Order, after the expiration of any applicable grace period provided without cure.

“Determination Date” is defined in Section 7.13.

“Disclosure Schedule” means the Disclosure Schedule of Seller annexed hereto and made a part hereof.

“Educational Institution Contract” means a Contract entered into the ordinary course of business consistent with past practice between Seller and an educational institution which primarily concerns Seller’s provision of Business services to such educational institution for the benefit of individuals attending such educational institution.

“Effective Time” is defined in Section 6.1.

“Employee Covenant Contracts” is defined in Section 2.1.1(f).

“Enforceability Exceptions” is defined in Section 3.1.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any corporation, trade, business or organization, any entity which is or has ever been a member of a “controlled group of corporations” with, or under “common control” with, such corporation, trade, business or organization (within the meaning of Section 414(b) or (c) of the Code) or which is or has ever been a member of an “affiliated service group” with such corporation, trade, business or organization (within the meaning of Section 414(m) of the Code).

“Estimated Closing Net Assets” is defined in Section 2.2.2.

“Estimated Purchase Price” is defined in Section 2.2.2.

“Excluded Assets” is defined in Section 2.1.3.

“Excluded Employees” is defined in Section 7.4.1.

“Excluded Records” is defined in Section 2.1.3(i).

“Fee Revenue” is defined in Section 7.13.

“Final Adjustment Statement” is defined in Section 2.3.4.

“Final Post-Closing Adjustment” is defined in Section 2.3.4.

“Financial Statements” is defined in Section 3.3.

“Fixed Assets” is defined in Section 2.1.1(b).

“Fundamental Representations” means the representations and warranties made by Seller in the first sentence of Section 3.1.1 [Organization and Good Standing; Authority and Enforceability] and the entirety of Section 3.1.2 [Organization and Good Standing; Authority and Enforceability] and 3.16 [Absence of Claims; Business Relationships with Affiliates], and the representations and warranties made by Buyer in Section 4.1 [Organization; Authorization].

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of Law), or any arbitrator, tribunal or court of competent jurisdiction.

“Guaranteed Obligations” is defined in Section 7.12.

“Guarantor” is defined in the preamble of this Agreement.

“Indemnification Cap” is an amount equal to 25% of the Purchase Price.

“Indemnification Threshold” is an amount equal to 0.5% of the Purchase Price.

“Indemnitee” and “Indemnitor” are defined in Section 8.4.1.

“Independent Accountants” is defined in Section 2.3.3.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists, documents, agreements and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” is defined in Section 3.14.

“Interim Statements” is defined in Section 3.3.

“IRS” means the Internal Revenue Service.

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority, including the National Bank Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Debt Collection Practices

Act, Fair Credit Reporting Act, Fair and Accurate Transactions Act, Electronic Signatures in Global and National Commerce Act, Title V of the Gramm-Leach-Bliley Act, Pub. L. 106-102, CAN-SPAM Act of 2003, Higher Education Opportunity Act of 2008, Federal Trade Commission Act, Bank Secrecy Act, USA PATRIOT Act, International Money Laundering Abatement and Anti-Terrorist Financing Act, and with respect to each such statute, all rules and regulations promulgated thereunder, as well as other federal, state and local laws related to the Business including laws related to usury, unfair and deceptive acts and practices, consumer lending, loan brokering, credit services organizations, credit counseling, debt collection, telemarketing, privacy, data security, unsolicited commercial email, nondiscrimination, electronic funds transfer, payment systems and insurance.

“Leases” is defined in Section 3.9.1(b).

“Liability” and “Liabilities” are defined in Section 2.1.5.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, Liabilities, damages, costs, Taxes, penalties, actions, notices of violation, and notices of Liability and any claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal and accounting expenses); provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude, except to the extent owed by the Indemnitee to a third party, punitive, exemplary, multiple of earnings, lost profit, consequential or any similar type damages.

“Lost Account” is defined in Section 7.13.

“Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate with all other changes, events, circumstances, developments and effects, is, or would reasonably be expected to be, materially adverse to (a) the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations thereunder or (b) the business, properties, assets, financial condition, customer relationships or results of operations of the Business taken as a whole, other than, in the case of this clause (b), any change, event, circumstance, development or effect resulting from (i) changes following the date of this Agreement in general economic conditions; (ii) general changes or developments following the date of this Agreement in the industries in which the Business operates; (iii) any loss of employees (other than employees specified on Schedule 1) or any cancellation of or delay in customer orders caused by the announcement of this Agreement and the transactions contemplated hereby; (iv) changes following the date of this Agreement in any Laws, including Tax Laws, or applicable accounting regulations or principles; or (v) following the date of this Agreement, any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by the United States or any other national or international calamity, unless, in the case of the foregoing clauses (i), (ii), (iv) and (v), such changes referred to therein have a materially disproportionate effect on the Business taken as a whole relative to other participants in the industries in which the Business operates.

“Material Contracts” is defined in Section 3.11.

“Net Assets” means the book value of the Fixed Assets plus the face amount of the Accounts Receivable, less any applicable reserves, plus the amount of the Prepaid Expenses, minus the face value of the Accounts Payable, and minus the amount of the Accrued Expenses, in each case as determined in accordance with the Accounting Principles as of a given date.

“Non-Compete Business” is defined in Section 7.3.

“Non-Transferable Assets” is defined in Section 7.5.1.

“Offered Employees” is defined in Section 7.4.1.

“Off-the-Shelf Software” means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $300 per seat.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Payment Date” is defined in Section 2.3.5.

“Payor Contract” means a Contract entered into the ordinary course of business consistent with past practice between Seller and an educational-expense payor which primarily concerns Seller’s provision of Business services to such educational-expense payor.  For the avoidance of doubt, “Payor Contract” includes any enrollment form, terms and conditions or comparable document completed by an education-expense payor or applicable to an education-expense payor in the ordinary course of business consistent with past practice.

“Permits” is defined in Section 3.8.1.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens arising under capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business consistent with past practice that do not materially detract from the value or use of the property encumbered thereby, (iii) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith by appropriate proceedings and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP and (iv) imperfections of title or Liens, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of Seller as presently conducted.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plans” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation,

performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including any employee benefit plan as defined in Section 3(b) of ERISA.

“Pre-Closing Period” is defined in Section 7.1.1.

“Preliminary Adjustment Statement” is defined in Section 2.3.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.3.1.

“Prepaid Expenses” is defined in Section 2.1.1(i).

“Purchase Price” is defined in Section 2.2.1(a).

“Real Property” is defined in Section 3.9.1(b).

“Retained Account” is defined in Section 7.13.

“Retained Liabilities” is defined in Section 2.1.5.

“Sample Net Assets Statement” is defined in Section 2.3.1.

“Seller” is defined in the preamble of this Agreement.  For the avoidance of doubt, references to Seller in this Agreement include KeyBank National Association in its capacity as successor to Tuition Management Systems, Inc.

“Seller Indemnitees” is defined in Section 8.2.

“Seller Transaction Costs” is defined in Section 7.2.1.

“Specified Agreements” is defined in the Recitals.

“Subject Account” is defined in Section 7.13.

“Target Amount” means $429,909.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, corporation, ad valorem, net worth, capital gains, license, lease, service, service use, insurance, national insurance, business license, business organization, environmental, workers compensation, profits, escheat, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, documentary, recording, recapture, value added, alternative or add-on minimum, estimated, or other tax, charge, fee, duty, contribution, levy, or similar assessments or Liabilities of any kind whatsoever, including any interest, fine, penalty, assessment, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

“Tax Benefit Adjustment Amount” is defined in Section 8.3.4.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or regulation of any Tax (domestic or foreign).

“Terminated as a Result of a Reduction in Staff” means, solely with respect to a Transferred Employee who is not employed (i) under a written agreement of employment or termination or (ii) as a temporary, peak-time, on-call or occasional employee, the position of such Transferred Employee has been eliminated by Buyer, such Transferred Employee has not been offered a “comparable” position (as determined by Buyer) or such Transferred Employee has been extended but rejected a job offer which would not cause such Transferred Employee’s one-way daily commuting distance to work to either exceed fifty (50) miles or, if such Transferred Employee’s one-way commute as of the date of this Agreement is fifty (50) miles or more, would increase such commuting distance by more than fifteen (15) miles.  For the avoidance of doubt, the term “Terminated as a Result of a Reduction in Staff” shall not apply to any Transferred Employee who has resigned or otherwise terminated employment voluntarily or whose employment has been terminated by Buyer for cause (as reasonably determined by Buyer).

“Third-Party Claim” is defined in Section 8.4.1.

“To Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Jon Dodd, Steven Dodd, Craig Lockwood, Joseph Meuse, David Pelkey, Pam Carson and Maureen Doerner.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents contemplated hereby.

“Transfer Taxes” is defined in Section 9.3.

“Transferred Employees” is defined in Section 7.4.1.

“Transition Services Agreement” is defined in Section 6.2(e).

“WARN” means The Worker Adjustment and Retraining Notification Act.

ARTICLE 11

Construction; Miscellaneous Provisions

11.1         Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)           If to Buyer, to:

FM Systems LLC
c/o The First Marblehead Corporation
800 Boylston Street, 34th Floor

Boston, MA 02199
Attention:  Kenneth Klipper
Facsimile Number:  (781) 658-9604
Email address:  kklipper@fmd.com

and

Attention Gregory M. Woods
Facsimile Number:  (781) 658-9604
Email address:  gwoods@fmd.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:  Jay E. Bothwick
Facsimile Number:  (617) 526-5000
Email address:  jay.bothwick@wilmerhale.com

(b)           If to Seller, to:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention:  Jeffrey C. Moritz
Facsimile Number:  (216) 689-3610
Email address:  Jeffrey_C_Moritz@KeyBank.com
and
Attention: Richard S. Hawrylak
Facsimile Number:  (216) 689-5681
Email address:  Richard_S_Hawrylak@KeyBank.com

With a copy to:

Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention:   Thomas F. McKee
Facsimile Number:  (216) 241-0816
Email address: tmckee@calfee.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section 11.1.  Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or electronic mail, if electronically confirmed.  Otherwise, notices shall be deemed to have been given when actually received at such address.

11.2         Entire Agreement.  The Transaction Documents (including the Disclosure Schedule and the Buyer Disclosure Schedule) constitute the exclusive statement of the agreement among Buyer and Seller concerning the subject matter thereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter of the Transaction Documents among or between any of the parties hereto other than those expressly set forth or expressly incorporated in the Transaction Documents.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms, subject to the last sentence of Section 7.7.

11.3         Bulk Transfer Laws.  Subject to Section 8.1(e), Buyer hereby acknowledges that Seller and Buyer will not comply with the provisions of any Laws (including Tax Laws) with respect to bulk transfers of any jurisdiction in connection with the transactions contemplated by this Agreement, waives any requirement of compliance with such Laws and agrees that, notwithstanding any other provision of this Agreement, such non-compliance does not constitute a misrepresentation or breach of any representation, warranty or covenant of Seller contained in this Agreement.

11.4         Modification.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

11.5         Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller, and the respective successors and permitted assigns of Buyer and of Seller.

11.6         Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

11.7         Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”  Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Any reference to any federal, state, local or foreign statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

11.8         Counterparts.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile, pdf electronic transmission or other copy of a signature shall be deemed an original for purposes of this Agreement.

11.9         Third Parties.  Except as provided in the following sentence, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of Article 8 and such Seller Indemnitees shall also be third party beneficiaries of Guarantor’s guarantee of Buyer’s obligations arising under Article 8 pursuant to Section 7.12.

11.10       Schedules and Exhibits.  The schedules and exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.  Each of the Disclosure Schedule and the Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3 (in the case of the Disclosure Schedule) or Article 4 (in the case of the Buyer Disclosure Schedule).  Notwithstanding anything to the contrary contained in this Agreement or in the Disclosure Schedule or the Buyer Disclosure Schedule (as applicable) any information disclosed in one section or subsection of the Disclosure Schedule or the Buyer Disclosure Schedule (as applicable) shall be deemed to be disclosed in the correspondingly numbered and/or lettered section of the Disclosure Schedule or the Buyer Disclosure Schedule (as applicable), and in such other sections or subsections of the Disclosure Schedule or the Buyer Disclosure Schedule (as applicable) and applicable to such other representations and warranties, to the extent that the disclosure is readily apparent from its face to be applicable to such other sections or subsections of the Disclosure Schedule or the Buyer Disclosure Schedule (as applicable) and such other representations and warranties.  Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.  All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such schedules and exhibits.

11.11       Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

11.12       Governing Law; Jurisdiction and Venue.  This Agreement shall be construed under and governed by the Laws of the State of Delaware, without giving effect to choice of Laws principles that would require or permit application of the Laws of another jurisdiction.  Each party hereto agrees that any claim relating to this Agreement shall be brought solely in a federal court of competent jurisdiction located in Cuyahoga County, Ohio or in the Court of Chancery for the State of Delaware and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1 of this Agreement, and service so made shall be complete as stated in such section.

11.13       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.14       Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller and, solely for purposes of Sections 7.1.6 and 7.12, Guarantor have executed and delivered this Asset Purchase Agreement as of the date first written above.

FM SYSTEMS LLC

By:	/s/ Kenneth Klipper
Name: Kenneth Klipper
Its:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey C. Moritz
Name: Jeffrey C. Moritz
Its:	Senior Vice President

THE FIRST MARBLEHEAD CORPORATION, solely for purposes of Sections 7.1.6 and 7.12

By:	/s/ Daniel Meyers
Name: Daniel Meyers
Its:	President and Chief Executive Officer

EXHIBIT A

Accounting Principles

Accounts Receivable

Accounts Receivable represents valid claims due from schools for enrollment and credit card fees.  Such claims are payable in money and are tracked according to an aging schedule. Accounts receivable balances are reduced in respect of any discounts or credits notes provided to customers and an allowance for bad debts in respect of any balances deemed uncollectible.  Such allowance for bad debts includes, but is not limited to, a 100% reserve for all accounts receivable then outstanding for ninety (90) days) or more.  No bad debt reserve shall be applied in the calculation of Closing Net Assets.

Fixed Assets

Fixed assets represent tangible assets used in the production, delivery or the sale of goods or services.  Generally, all expenditures necessary to put the asset into position and to make it ready for use are included in the costs of fixed assets. The following criterion must be met to capitalize a fixed asset, or improvements or additions to fixed assets:

•      be in excess of $1,000 (In the case of a personal computer the threshold is $500), and;

•      have a useful life greater than one year, and;

•      extend the useful life of an existing asset, or;

•      increase the capacity (utility) of an existing asset, or;

•      reduce the operating cost or improve the efficiency of an existing asset.

Fixed assets are recorded at their historical cost and amortized over their estimated useful life.

Prepaid Expenses

Prepaid expenses represent the value of future goods and/or services which are paid for in advance.  Prepaid expenses are recognized as an expense as the good or service is received.

Accounts Payable

Accounts Payable represent balances owed for goods, services and supplies purchased for operating activities of the business, determined in accordance with GAAP.

Accrued Expenses

Accrued Expenses represents amounts owed in respect of services performed through the balance sheet date, determined in accordance with GAAP.

EXHIBIT B

Sample Net Assets Statement

Tuition Management Systems Net Asset Statement

As of
31-Aug-10
Assets
Accounts Recievable	$3,166,403
Fixed Assets	3,732,879
Less: Accumulated Depreciation	(3,209,095)
Net Fixed Assets	412,832
Prepaids	91,306
Total Assets	$3,670,540

Liabilities
Account Payables	$1,632,679
Accrued Expenses	$1,607,952
Total Liabilities	$3,240,631

Estimated Closing Net Assets	$429,909

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of this          day of                                   ,             , by and between KeyBank National Association, a national banking association organized under the laws of the United States of America (“Assignor”), and FM Systems LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee and, solely for the purposes of Sections 7.1.6 and 7.12 thereof, The First Marblehead Corporation, a Delaware corporation and the parent company of Assignee, entered into that certain Asset Purchase Agreement, dated as of November 21, 2010 (the “Purchase Agreement”), pursuant to which Assignor agreed to assign and transfer to Assignee all of Assignor’s rights and benefits under all Contracts and Permits included in the Acquired Assets (the “Assigned Assets”), and Assignee agreed to assume the Assumed Liabilities; and

WHEREAS, this Assignment and Assumption Agreement is being executed and delivered incident to the closing of the transactions contemplated pursuant to the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:

1.             Assignment.  Subject to Section 7.5 of the Purchase Agreement, Assignor hereby assigns and transfers to Assignee all rights and benefits of Assignor in and to the Assigned Assets.

2.             Assumption of Assumed Liabilities.  Assignee hereby agrees to assume and subsequently pay, honor, perform and discharge, as and when due, all of the Assumed Liabilities.

3.             Terms of Purchase Agreement.  Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:	KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

ASSIGNEE:	FM SYSTEMS LLC

By:
Name:
Title:

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of the          day of                                 ,           , by KeyBank National Association, a national banking association organized under the laws of of the United States of America (“Seller”), for the benefit of FM Systems LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller, Buyer and, solely for the purposes of Sections 7.1.6 and 7.12 thereof, The First Marblehead Corporation, a Delaware corporation and the parent company of Buyer, entered into that certain Asset Purchase Agreement, dated as of November 21, 2010 (the “Purchase Agreement”); and

WHEREAS, this Bill of Sale is being executed and delivered incident to the closing of the transactions contemplated pursuant to the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

                1.             Sale.  Subject to Section 7.5 of the Purchase Agreement, Seller hereby grants, bargains, sells, conveys, transfers, assigns, sets over and delivers unto Buyer and it successors and assigns, all of the Seller’s right, title and interest in and to the Acquired Assets, TO HAVE AND TO HOLD, free and clear of all Liens other than Permitted Liens.

                2.             Power of Attorney.  Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

                                (a)           to demand, receive and collect any and all of the Acquired Assets and to give receipts and releases for and with respect to the same, or any part thereof;

                                (b)           to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Acquired Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

                                (c)           to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Acquired Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for recovery and collection of same,

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

                3.             Terms of Purchase Agreement.  Seller acknowledges and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

[SIGNATURE PAGE TO FOLLOW]

2

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed and delivered as of the date first above written.

SELLER:	KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

STATE OF OHIO

County of	)

On this        day of                   ,             , before me, the undersigned notary public, personally appeared                                                                         , proved to me through satisfactory evidence of identification, which was                                               , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public
My commission expires:

EXHIBIT E

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Trademark Assignment”) is made as of the        day of                   ,             , by KeyBank National Association, a national banking association organized under the laws of the United States of America (“Assignor”), for the benefit of FM Systems LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee and, solely for the purposes of Sections 7.1.6 and 7.12 thereof, The First Marblehead Corporation, a Delaware corporation and the parent company of Assignee, entered into that certain Asset Purchase Agreement, dated as of November 21, 2010 (the “Purchase Agreement”);

WHEREAS, this Trademark Assignment is being executed and delivered incident to the closing of the transactions contemplated pursuant to the Purchase Agreement; and

WHEREAS, Assignor owns, has used and is using the trademarks identified on Schedule A hereto (collectively, the “Trademarks”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees as follows:

1.             Assignor hereby assigns to Assignee, Assignor’s entire right, title and interest in and to each Trademark, including all goodwill associated therewith, together with the right to recover for past infringement, violation or misappropriation of any Trademark, and the right to seek registration of any Trademark anywhere in the United States or elsewhere in the world.

2.             Assignor hereby authorizes the Commissioner of Patents and Trademarks of the United States Patent and Trademark Office, and the empowered officials of all other offices and governmental authorities to issue or transfer any and all Trademarks to Assignee, as assignee thereof, or otherwise as Assignee may direct.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be duly executed and delivered as of the date first above written.

SELLER:	KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

STATE OF OHIO

County of                          )

On this        day of                   ,             , before me, the undersigned notary public, personally appeared                                                                         , proved to me through satisfactory evidence of identification, which was                                               , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public

My commission expires:

EXHIBIT F

DOMAIN NAME ASSIGNMENT

THIS DOMAIN NAME ASSIGNMENT (this “Domain Name Assignment”) is made as of the        day of                   ,             , by KeyBank National Association, a national banking association organized under the laws of the United States of America (“Assignor”), for the benefit of FM Systems LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee and, solely for the purposes of Sections 7.1.6 and 7.12 thereof, The First Marblehead Corporation, a Delaware corporation and the parent company of Assignee, entered into that certain Asset Purchase Agreement, dated as of November 21, 2010 (the “Purchase Agreement”);

WHEREAS, this Domain Names Assignment is being executed and delivered incident to the closing of the transactions contemplated pursuant to the Purchase Agreement; and

WHEREAS, Assignor owns the domain names identified on Schedule A hereto (collectively, the “Domain Names”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees as follows:

1.             Assignor hereby assigns to Assignee, Assignor’s entire right, title and interest in and to each Domain Name, together with the right to recover for past infringement, violation or misappropriation of any Domain Name, and the right to seek registration of each Domain Name anywhere in the United States or elsewhere in the world.

2.             Assignor hereby authorizes any registrar to issue or transfer any and all Domain Names to Assignee, as assignee thereof, or otherwise as Assignee may direct.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Assignor has caused this Domain Name Assignment to be duly executed and delivered as of the date first above written.

SELLER:	KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

STATE OF OHIO

County of                          )

On this        day of                   ,             , before me, the undersigned notary public, personally appeared                                                                         , proved to me through satisfactory evidence of identification, which was                                               , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public

My commission expires:

EXHIBIT G

TRANSITION SERVICES AGREEMENT

to

ASSET PURCHASE AGREEMENT

by and between

KEYBANK NATIONAL ASSOCIATION

and

FM SYSTEMS LLC

dated as of

                               , 2010

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of                                 , 2010, by and between KeyBank National Association, a national banking association organized under the laws of the United States of America (“Seller”), and FM Systems LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”).

RECITALS

A.            Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of November         , 2010 (the “Purchase Agreement”), pursuant to which, among other things, at the Closing, subject to the terms and conditions thereof, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Acquired Assets, and Seller shall transfer to Buyer, and Buyer shall accept and assume from Seller, the Assumed Liabilities.

B.            In connection with the Purchase Agreement, Buyer desires that Seller provide, or cause to be provided, to Buyer, and Seller is willing to provide, or cause to be provided, to Buyer, certain Transition Services (as defined below) for the periods set forth herein to facilitate Buyer’s operation, following the Closing, of the Business.

C.            The execution and delivery of this Agreement by the parties hereto is a condition to the closing of the transactions contemplated by the Purchase Agreement.

D.            Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

STATEMENT OF AGREEMENT

1.             Agreement to Provide Transition Services.

1.1.                  Agreement.  Seller hereby agrees to provide, or cause its Affiliates or, only with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), other third parties to provide, to Buyer the services set forth on Schedule A (the “Transition Services”), and Buyer hereby agrees to pay to Seller the applicable fees set forth on Schedule A (the “Service Fees”) for the Transition Services.

1.2.                  Transition Services.  Seller hereby represents and warrants to Buyer that it has the assets and personnel sufficient to perform the Transition Services.  Notwithstanding anything to the contrary contained herein or on Schedule A, Seller shall have no obligation under this Agreement to:  (i) except to the extent necessary for Seller to preserve or maintain any assets or continue to employ any employees in connection with the provision of the Transition Services, advance funds; (ii) take any action that would be inconsistent with the provisions of Section 7.8; (iii) provide services or licenses to any Person other than Buyer; (iv) engage in any unlawful activity; or (v) except as otherwise specifically set forth on Schedule A or to the extent necessary to provide substitute functionality in lieu of systems, processes, technologies or plans disposed of, abandoned or replaced after the Closing, implement systems, processes, technologies, plans or initiatives developed or acquired by Seller after the Closing.

1.3.                  Buyer Obligations.       Buyer shall provide Seller and its Affiliates, employees, agents and representatives with access to, and all necessary rights to utilize, Buyer’s facilities, personnel, assets, systems and technologies to the extent reasonably necessary for Seller to provide the Transition Services.  Buyer shall, and shall cause its respective Affiliates, employees, agents and representatives to, cooperate reasonably with Seller and its employees, agents and representatives to facilitate the provision of Transition Services to Buyer.  To preserve the integrity of Seller’s network to which Buyer will be connected during the Transition Period, Buyer covenants and agrees to abide by the “Network Security Protocols” set forth on Schedule B attached hereto and will indemnify and hold Seller harmless for any violation thereof in accordance with the provisions of Section 5.2.

1.4.                  Transition Period.  Seller shall provide or cause to be provided to Buyer the Transition Services for the periods set forth on Schedule A (the “Transition Period”), and Seller shall not be obligated to provide or cause to be provided to Buyer any Transition Service during any period other than the applicable Transition Period described on Schedule A.

2.             Payment for Transition Services.

2.1.                  Service Fees.  In consideration for any of the Transition Services, Buyer shall pay to Seller the Service Fees (subject to the last sentence of Section 7.9 hereof).  Subject to Section 2.3, any portion of the Service Fees not paid when due will accrue interest at a rate of one percent (1%) per month or the maximum rate permitted by applicable Law, whichever is less, from the due date until paid.  The fees payable pursuant to this Article 2 shall be exclusive of any Taxes now or hereinafter imposed on the performance or delivery of Transition Services or direct costs.  Any sales, value added or similar Taxes imposed on the performance or delivery of Transition Services or direct costs hereunder shall be the responsibility of Buyer.  Each of Buyer and Seller, as applicable, shall be responsible for all other Taxes imposed on it in connection with the performance or delivery of Transition Services or direct costs hereunder, including, but not limited to, Taxes based on its income, profit or assets.

2.2.                  Invoicing of Service Fees.  Seller will invoice Buyer for the Service Fees promptly after the end of each calendar month during the Transition Period.  All invoices shall be paid by Buyer as specified by Section 2.1 by wire transfer of immediately available funds not later than thirty (30) calendar days after receipt thereof in accordance with the wiring instructions provided by Seller.

2

2.3.                  No Right of Setoff; Disputes.  Buyer will have no right to set off, discount, or otherwise reduce or refuse to pay any Service Fees that are specified on the attached Schedule A (including with respect to any indemnification claims arising out of a breach of Seller’s representations, warranties or covenants set forth in the Purchase Agreement), except pursuant to a claim or dispute arising under this Agreement.  If there is a good faith dispute between Buyer and Seller regarding any additional fees payable as reimbursement for out of pocket costs billed to Buyer on any invoice from Seller, Seller shall furnish to Buyer reasonable documentation to substantiate such amounts so billed.  Buyer and Seller shall cooperate and use their reasonable best efforts to resolve among themselves any dispute concerning any invoice furnished pursuant to this Article 2.  If Buyer and Seller are unable to resolve any such dispute within thirty (30) calendar days, then each party may exercise any remedies available to it with respect to such dispute.

3.             Service Standards and Warranty Disclaimer.

3.1.                  Service Standard.  Seller shall, and shall cause its respective Affiliates or other Persons to, perform the Transition Services with the same degree of promptness, care, skill, diligence and compliance with applicable Law and, to the extent possible after taking into consideration the fact that the Business will no longer be affiliated with Seller, in substantially the same manner as corresponding services were provided to or on behalf of the Business immediately prior to the date hereof.

3.2.                  Disclaimer of Warranty.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR FOR SELLER’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, SELLER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES.  UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL TRANSITION SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT WARRANTY OF ANY KIND.

4.             Force Majeure.  Seller shall not be liable for any failure of performance attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, terrorism, power failures, failures of telephone lines and equipment, strikes, lockouts, labor disputes, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any Law, demand or requirement of any Governmental Authority) beyond its control, provided that Seller takes reasonable steps to mitigate the effects of such acts, events or causes.  Subject to the foregoing, the affected provisions and other requirements of this Agreement shall be suspended during the period of such force majeure event and Seller shall have no liability to Buyer or any other party in connection therewith.

5.             Indemnification.  Seller shall indemnify, defend, hold harmless, pay and reimburse the Buyer Indemnitees, and Buyer shall indemnify, defend, hold harmless, pay and reimburse the Seller Indemnitees, from and against any Losses based upon, arising out of or caused by any breach by such party of this Agreement in accordance with the terms and provisions of Article 8 of the Purchase Agreement; provided, that to the extent the Losses incurred by any Buyer Indemnitee are the result of Seller’s negligence (and not Seller’s gross negligence, bad faith or willful misconduct), the maximum amount of Losses that such Buyer Indemnitee may recover with respect to the acts or omissions relating in such Losses shall be the aggregate Service Fees paid by Buyer hereunder through the date of such Losses.

3

6.             Certain Covenants.

6.1.                  Appropriate Licenses.  Buyer hereby covenants and agrees that the software products running on Buyer’s system used by Seller or its Affiliates to perform the Transition Services will be properly licensed and that access and use by Seller or its Affiliates in connection with the Transition Services will not be a breach in any material respect of the Buyer’s license agreements for such software products.

6.2.                  Books and Records.  During the term of this Agreement and for two (2) years following the expiration or termination of this Agreement, Seller shall keep books and records of the Transition Services provided and reasonable supporting documentation of all out-of-pocket costs incurred in connection with providing the Transition Services, and shall make such books and records available to Buyer upon reasonable notice for reasonable business purposes and during normal business hours.  Upon the termination of any Transition Services with respect to which any party holds books, records or materials owned by any other party, the party holding such books, records or materials shall return them as soon as reasonably practicable to the other party and, at the request of the other party, destroy any archived or back-up copies.  At its own expense, the returning party may make a copy of such books, records or materials solely for its legal files and may use them for no other purpose.

7.             General Provisions.

7.1.                  Confidential Information.  Each party agrees that it shall hold all confidential information communicated to it hereunder by any other party hereto in confidence and will use such confidential information only for the purposes of this Agreement and in connection with performing the Transition Services.

7.2.                  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided further, however, that Seller may assign its rights or obligations hereunder to any of its Affiliates which is then providing such Transition Services, provided that no such assignment or delegation shall in any way affect Seller’s obligations under this Agreement.  Any purported assignment or delegation in violation of this Section 7.2 shall be void.

4

7.3.                  Amendments and Waivers.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

7.4.                  Counterparts.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

7.5.                  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.6.                  Governing Law; Choice of Forum.  This Agreement shall be construed under and governed by the Laws of the State of Delaware, without giving effect to choice of Laws principles that would require or permit application of the Laws of another jurisdiction.  Each party hereto agrees that any claim relating to this Agreement shall be brought solely in a federal court of competent jurisdiction located in Cuyahoga County, Ohio or in the Court of Chancery of the State of Delaware and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 7.12 of this Agreement, and service so made shall be complete as stated in such section.

7.7.                  Conflicts.  In case of conflict between the terms and conditions of this Agreement and the Purchase Agreement, the Purchase Agreement shall control.  In the case of a conflict between the terms and conditions of this Agreement and any Schedule to this Agreement, the terms and conditions of such Schedule shall control and govern as it relates to the Transition Services to which such terms and conditions apply.

7.8.                  No Agency, Authority or Franchise.  Neither Buyer nor Seller shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.  Furthermore, nothing contained in this Agreement, or any party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship.  Except as expressly otherwise provided in this Agreement or the Purchase Agreement, (i) Seller shall have no right to control or direct the manner in which Buyer conducts any aspect of its business

5

or affairs or to share in any profits that may be generated therefrom and (ii) Seller shall have no obligation to provide any assistance of any kind or character to Buyer in connection with Buyer’s conduct of its business or affairs or otherwise, including the Business.

7.9.                  Term of Agreement.  This Agreement will terminate and be of no further force or effect immediately upon the end of the Transition Period for all Transition Services to be provided hereunder; provided, however, that any particular Transition Services hereunder may be terminated by the mutual consent of the parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), without terminating the entire Agreement.  Upon termination or expiration of this Agreement, (i) no party hereto shall be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement and (ii) Section 2 (as to any unpaid amounts), and Section 7 will survive any termination or expiration of this Agreement.  The amounts that Buyer is obligated to pay on a monthly basis pursuant to Section 2 will be prorated on a daily basis for any termination of a particular Transition Service hereunder or if this Agreement is fully terminated.

7.10.                Schedules.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.11.                Entire Agreement.  This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

7.12.                Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)                    if to Seller, to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention:  Jeffrey C. Moritz

Facsimile Number:  (216) 689-3610

Email address:  Jeffrey_C_Moritz@KeyBank.com

and

Attention: Richard S. Hawrylak

Facsimile Number:  (216) 689-5681

Email address:  Richard_S_Hawrylak@KeyBank.com

6

With a copy to:

Calfee, Halter & Griswold LLP

1400 KeyBank Center

800 Superior Avenue

Cleveland, Ohio 44114-2688

Attention:   Thomas F. McKee

Facsimile Number:  (216) 241-0816

Email address: tmckee@calfee.com

(ii)                   if to Buyer:

FM Systems LLC

c/o The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Attention:  Kenneth Klipper

Facsimile Number:  (781) 658-9604

Email address:  kklipper@fmd.com

and

Attention Gregory M. Woods

Facsimile Number:  (781) 658-9604

Email address:  gwoods@fmd.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:  Jay E. Bothwick

Facsimile Number:  (617) 526-5000

Email address:  jay.bothwick@wilmerhale.com

[SIGNATURE PAGE FOLLOWS THIS PAGE]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FM SYSTEMS LLC

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

Signature page to Transition Services Agreement

GUARANTEE

THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation (“Guarantor”) and the parent company of FM Systems LLC, a Delaware limited liability company (“Buyer”), irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Buyer, and/or any of its permitted assigns, and the full and timely performance of their respective obligations under the provisions of that certain Transition Services Agreement, by and between Buyer and KeyBank National Association, a national banking association organized under the laws of the United States of America (“Seller”), of even date herewith (the “Agreement”).  This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer’s obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.  For the avoidance of doubt, nothing in this Guarantee shall be construed to modify the terms of the Agreement for purposes of determining the obligations subject to this Guarantee.

Guarantor hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment or performance by Guarantor, to proceed against Buyer or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer.

Guarantor shall be entitled to raise as a defense to is obligations hereunder all defenses and rights available to be raised or relied upon by Buyer under the Agreement or otherwise.

Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Buyer to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Buyer to comply with its obligations under the Agreement.

The provisions of Article 7 of the Agreement are incorporated herein, mutatis mutandis.  Guarantor understands that Seller is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

THE FIRST MARBLEHEAD CORPORATION

By:
Name:
Title:

Guarantee to Transition Services Agreement

EXHIBIT H

FOR BANK USE ONLY:

Client Name:

Agreement Date:	Modified ☐ Y ☐ N

Agreement Type:

TIN #	Account #

CASH MANAGEMENT SERVICES

MASTER AGREEMENT

KEYBANK NATIONAL ASSOCIATION (“Bank”)

Bank Address

(“Client”)
Client Name

Client Address

Bank, or any Bank Affiliate(s), as the case may be, agree to perform, and Client agrees to purchase, cash management Service(s), as defined below.  Client understands and agrees that Bank, in providing Services to Client from time to time, is relying on Client’s representations, warranties and agreements herein, and all Services shall be and remain subject to this Master Agreement whether Services were purchased prior to the date hereof, on the date hereof, or after the date hereof.  Client and Bank agree to the terms and conditions below.

1.  Definitions.

(a)   “Bank” shall mean KeyBank National Association and any Bank Affiliate(s), which may, from time to time, provide Service(s) for the Client.

(b)   “Bank Affiliate(s)” shall mean any direct or indirect subsidiary (other than the Bank) of KeyCorp and its successors.

(c)  “Banking day” shall mean any day other than a Saturday, Sunday, or a day on which Bank is authorized or required to close according to applicable law.

(d)   “Client” shall mean the entity identified above as “Client” and shall include all entities listed on Exhibit A attached hereto and made a part hereof.

(e)   “Client Service Order” shall mean the Bank’s internal worksheet describing details regarding Services being provided by the Bank to the Client as the same may be amended by Bank from time to time.

(f)    “Master Agreement” shall mean this Master Agreement and any Service Schedules and Service Instructions for Services.

(g) “MICR” shall mean magnetic ink character recognition.

(h)   “Rules and Regulations” shall mean the deposit account rules and regulations agreement governing the Client’s deposit account with the Bank.

(i)    “Service(s)” shall mean any cash management services undertaken by the Bank for the Client, now or in the future, including, without limitation, services with separate Service Schedules and/or Service Instructions, and services without separate documentation.

(j)  “Service Instruction(s)” shall mean any Client Service Order and any instruction by Client that covers any of the Services being provided.

(k)  “Service Schedule(s)” shall mean a written agreement other than the Master Agreement, including without limitation service agreements or schedules, Service Instructions and Client Service Orders, by which Bank undertakes to provide

1

Services to the Client, regardless of whether such Service Schedule is executed at the same time as this Master Agreement or at an earlier or later date.

2.  Account Documentation.     Client will execute and deliver to Bank such account documentation as Bank deems necessary.  Bank will, in its sole discretion, determine the adequacy of such documentation, and may refuse to provide the Service(s) until such documentation is received by Bank.  Client agrees promptly to notify Bank of any changes to any information presented in the account documentation.

3.  Client’s Records and Media.     Prior to the implementation of the Service(s), Client agrees to provide to Bank all records and data processing media necessary to perform the Service(s).  The records will be legible, correct, complete and in the format specified in the Service Instruction(s), Service Schedule(s), service manual(s) and related schedules.  Checks will be MICR encoded according to the Bank’s specifications.  Bank will, in its sole discretion, determine the adequacy of the information and the format in which it is submitted, and may refuse to provide the Service(s) until such information and/or format is deemed satisfactory.

4. Software Provided in Connection with Performance of Service(s).  All software, specifications, tapes or other media, programs and procedures owned by the Bank or its service providers and used in connection with the performance of the Service(s), will be and remain the sole property of the Bank and will not be modified or altered in any way or used for any other purpose by the Client.  The terms of all license and copyright notice requirements shall be complied with by the Client.

5.  Client Failure to Furnish Satisfactory Records and Media.  The Bank’s performance under this Master Agreement is subject to the Bank’s receiving timely, accurate and complete data for each Service, in form and on media specified by the Bank.  If any of these requirements are not met by Client, the Bank shall:  a) no longer be bound to any delivery schedule set forth in the Service Schedule(s), and b) be authorized to deliver as complete and finished whatever portion of the Service(s) that can be performed with the data available.

6.  Client’s Duty to Inspect.     Client must inspect all Service(s) performed and notify the Bank within fourteen (14) days after receipt of the material containing the error or of a report or statement reflecting the error.  Except to the extent required by law, failure to notify the Bank of errors within this time will relieve the Bank of any and all liability.

7.  Confidentiality.  Each party understands and acknowledges that the other party may gain access to software or documentation owned or licensed by, or to certain information, material or data of a confidential nature, including, without limitation, trade secrets relating to, such party or its businesses or operations (“Confidential Information” as defined below). Each party agrees to keep all such information, material, or data confidential. Each party acknowledges that the other party shall have the right to take all reasonable steps to protect its interest in keeping the foregoing confidential, including, but not limited to, injunctive relief and any other remedies that may be available at law or in equity.

 “Confidential Information” means all information that is not generally known to the public and in which either party has rights, which information is marked confidential, restricted or proprietary by the party having rights in the same, or which under all the circumstances ought reasonably to be treated as confidential or proprietary, including this Agreement.  Notwithstanding the foregoing, Confidential Information does not include information that: (a) is, as of the time of its disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party; (b) was known to the receiving party as of the time of its disclosure and acquired in a lawful manner; (c) is independently developed by the receiving party without reference to the Confidential Information; (d) is subsequently learned from a third party (i.e., not Client, Bank or any of their respective employees or agents) not subject to an obligation of confidentiality with respect to the information disclosed; or (e) required to be disclosed in a judicial, regulatory or administrative proceeding.

In the event Client knows or reasonably believes that there has been any unauthorized acquisition of or access to data that compromises the security, confidentiality, or integrity of “personal information” maintained by or for Client (a “Breach”), Client shall take the following actions:  (i) immediately notify Bank of such Breach; (ii) identify to Bank what specific data, by customer and/or account number has or may have been Breached; (iii) monitor any affected accounts for any unusual activity (if appropriate): (iv) take measures to contain and control the incident to prevent further unauthorized access; (v) remedy the circumstances that permitted such Breach to occur; and (vi) cooperate with Bank as necessary to facilitate Bank’s compliance with any applicable federal or state law regarding unauthorized access of customer personal information.

For the purposes of this section, “personal information” shall include any one of the following:  a person’s name, social security number, telephone number, driver’s license or state ID number, account number, credit/debit card account number, access code, password, identification number, or security code.

8.  Limitation of Liability; Disclaimer of Warranties.     Except to the extent required by law, the Bank’s duties and liabilities will be limited to those set forth herein.  The Bank will perform its duties hereunder in accordance with reasonable commercial standards applicable to the Services provided hereunder.  The Bank’s liability shall be limited to actual damages sustained by Client and only to the extent such damages are a direct result of the Bank’s gross negligence and willful misconduct.  The liability of the Bank in all these instances shall not exceed the recovery of funds erroneously

2

processed or not processed.  The Bank shall not be liable for damages caused by any act or omission of any third party.  In no event shall the Bank be liable for special, incidental, punitive or consequential loss or damage of any kind including, but not limited to, lost profits (whether or not the Bank has been advised of the possibility of such loss or damage).  Bank shall have no liability hereunder to any third party.  The Bank shall be relieved of liability where the Bank performs any Service in accordance with any Service Instruction(s) or Service Schedule(s) and actions taken pursuant to such Service Instructions or Service Schedules are the source of liability, and the Bank may rely on the accuracy of any information set forth in the Service Instruction(s) or Service Schedule(s).  Except for Bank’s agreement to perform its duties hereunder in accordance with reasonable commercial standards applicable to the Services, Bank does not make any warranties, expressed or implied, with respect to the Service(s), Client’s direct access thereto, or the software, components, systems, specifications, programs, documentation, manuals and accessories used in conjunction therewith.

Except as otherwise set forth in this Section 8 or Section 24 hereof, BANK HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.  Fees.     Client shall compensate the Bank for Service(s) in accordance with the Bank’s fee schedule attached hereto as Schedule 1, which Schedule shall remain in effect until the earlier of December 31, 2011, or the termination of the Account by Bank or Client.  Client shall be liable for all taxes applicable to the Service(s).

10.  Overdrafts; Set-off.     In the event any actions by Client should result in an overdraft in any of its accounts, Client is responsible for repaying the overdraft immediately, without notice or demand, together with interest thereon at a rate determined in accordance with Bank’s fee schedule in effect from time to time.  Bank has the right, in addition to all other rights and remedies available to it, to set off the unpaid balance of any amount owed it in connection with the Service(s) against any debt or deposit owing to the Client by the Bank or any Bank Affiliate, or property of Client in Bank’s or Bank Affiliate’s possession or control.

11.  Financial Condition and Credit Limits.     The Client agrees to provide such financial statements of the Client as the Bank may reasonably request; it being understood that in no event shall Bank require audited financial statements of the Client. Bank hereby acknowledges that the Client is a newly formed limited liability company, the sole member of which is The First Marblehead Corporation. The Client also authorizes the Bank to obtain credit reports on the Client at any time.  In the event the Service(s) selected by Client result in credit exposures reasonably determined to be unacceptable by the Bank or materially increase the amount of capital required to be maintained by the Bank or its parent under any future law, regulation, guideline, or request from any central bank or governmental authority; or if the Client fails to provide the Bank with any such credit, financial or other information the Bank may require from time to time, the Bank may, in its reasonable discretion, limit Client’s transaction volume or dollar amount.

12.  Security Procedures.     If the Service(s) are subject to security procedures, Client agrees that it shall be solely responsible to assure that such security procedures are followed, as they may be amended from time to time.  If such procedures are violated, Client agrees to promptly notify Bank of any such breach.  Client acknowledges that it has reviewed all applicable security procedures, has selected its preferred security procedure where applicable, and has determined that such procedures are commercially reasonable.

13.  Agency.     Bank may designate one of the Bank Affiliate(s) to act as agent for the purpose of performing the Service(s).  In no event shall any such Bank Affiliate be considered the agent of the Client in connection with any Service(s) performed on behalf of the Bank.  Bank Affiliate shall have the right to assert any defense against the Client that the Bank could assert hereunder.

14.  Indemnification.     The Client shall defend, indemnify and hold the Bank harmless from any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel) asserted by a third party relating to or arising out of this Master Agreement or any Service Schedule(s); provided, however, that the Bank shall have no right to be indemnified hereunder for its own bad faith or willful misconduct as determined by a court of competent jurisdiction.

15.  Term.     The Master Agreement and Service Schedule(s) shall continue until the earlier of one year from the date of this Agreement or termination by mutual consent of the parties.  Client may terminate the Services upon thirty (30) days prior written notice to Bank. In addition, Bank may terminate the Services upon thirty (30) days prior written notice solely upon the occurrence of one or more of the following conditions::

(a) upon termination by Bank of a Service as to all clients (provided termination in this case will apply only to the affected Service),

(b) if the Bank is hereafter prohibited by law from performing the Service(s),

(c) if Client fails to pay any amount due to Bank hereunder and such amount remains unpaid after the expiration of 30 days following written notice to the Client from the Bank,

3

(d) Client’s account at Bank is terminated,

(e)  Client’s failure to provide financial statements or other information as reasonably requested by Bank pursuant to Section 11 hereof, provided that Bank has given Client a reasonable opportunity to cure any such condition, after the provision of written notice of termination, or

(f)  the Services materially increase the amount of capital required to be maintained by the Bank or its parent under any future law, regulation, guideline, or request from any central bank or governmental authority.

Also, Client may terminate this Master Agreement prior to the effective date of a Bank-initiated amendment hereto by sending written notice thereof to Bank.  In the event of any termination, all fees incurred under this Master Agreement or any Service Schedule(s) so terminated shall become immediately due and payable.

Bank may terminate the account solely for the following reasons, provided that Bank has provided notice to Client and given Client a reasonable opportunity to cure any such condition, to the extent such condition is curable: suspected anti-money laundering violations, actual fraud by the Client, excessive overdrafts, Client’s gross negligence in maintaining adequate account records or access, increased or excessive return rate of items in any Service, material deterioration in the Client’s financial condition, Client’s bankruptcy, dissolution, liquidation, or other voluntary or involuntary insolvency proceeding related to Client’s financial condition, or such other material violation of law or regulation, or action or inaction on the part of the Client which in Bank’s commercially reasonable judgment does not comply with prudent banking practices as related to the maintenance of deposit accounts and the Services.  If Bank reasonably suspects fraud is occurring with regard to the account, the Bank may, in its reasonable discretion, limit Client’s transaction volume or dollar amount to the extent deemed appropriate by the Bank in light of the nature and extent of such fraud and any other relevant circumstances.

16.  Force Majeure.     The Bank shall bear no responsibility for non-performance of one or more Service(s) caused by an event beyond its control, such as:  fire, casualty, breakdown in equipment or failure of telecommunications or data processing services, lockout, strike, unavoidable accident, act of God, riot, war or the enactment, issuance or operation of any adverse governmental law, ruling, regulation, order or decree, or an emergency that prevents the Bank from operating normally provided that Bank takes reasonable steps to mitigate the effects of such event.

17.  Severability.     If any provision of this Master Agreement or any Service Schedule(s) shall be determined by a court of competent jurisdiction to be unenforceable, that provision shall be interpreted so as to achieve, as much as possible, the purposes intended by the original provision, and the remaining provisions of the Service Schedule(s) and this Master Agreement shall continue intact.

18.  Governing Law.     The Service Schedule(s), all deposit accounts (“Accounts”) held at the Bank and this Master Agreement shall be governed by the laws of the State of Ohio (without regard for conflict of law rules) and applicable federal law, but with respect to all fees and charges related to your Account(s) and the Services provided herein, federal law alone shall control.

19.  Complete Agreement.    The parties agree that the Service Schedule(s) and this Master Agreement constitute the complete and exclusive expression of the terms of this agreement between the parties regarding the Service(s) and the matters covered hereunder.

20.  Independent Contractor.     Client agrees that in performing the Service(s) hereunder, the Bank will be acting as an independent contractor and not as an employer, employee, partner, or agent of Client.

21.  Amendments.     The Bank may change, add or delete the terms of this Master Agreement and any Service Schedule(s) upon mutual agreement of Bank and Client. If Bank and Client cannot agree to a change to this Master Agreement or any Service Schedule that is implemented due to a change in law, regulation, or regulatory issuance, Client agrees that notwithstanding any other provision of this Agreement, the affected Service may be terminated. Client acknowledges that Client may receive notice of a change but the change will not be effective as to Client until the provisions of this Master Agreement are met.

22.  Assignment.    This Master Agreement and Service Schedule(s) shall not be assigned or otherwise transferred by the Client without the prior written consent of the Bank.

23.  Authorization.     Client, and each of them if more than one, warrants and represents on the date hereof and on any date any Service is performed, that (i) Client is duly organized, validly existing, and in good standing in the jurisdiction in which it is organized; (ii)  there are no provisions of any law, or any certificate of incorporation or by-laws, or any agreement of any kind, nature or description binding upon Client which prohibits Client from entering into or performing under this Master Agreement and Service Schedule(s);  (iii) the execution and performance of this Master Agreement and Service Schedule(s) has been duly authorized;  and (iv) this Master Agreement and Service Schedule(s) are binding obligations of Client.

4

(b) The undersigned warrants and represents as to Client, and each of them if more than one, that (i) the undersigned is an officer of Client duly authorized to act on behalf of Client (“Authorized Officer”); (ii) Client has taken all action required by its organizational documents to authorize the Authorized Officer to execute and deliver this Master Agreement and Service Schedules and to bind Client thereto; (iii) Authorized Officer is duly authorized to designate employees or agents of Client to act in the name of and on behalf of Client with regard to the Services; (iv) without limiting the generality of the foregoing, Authorized Officer is duly authorized to give Bank direction regarding the withdrawal, disbursement, or other transfer of funds by wire, computer, automated clearing house, or other electronic means and to delegate employees and agents of Client to give Bank direction regarding such transfers; and (v) Client has received a copy of the Master Agreement.

(c)  Client, and each of them if more than one, covenants and agrees that Bank is relying on the authority of the Authorized Officer to act on behalf of Client, including any and all of the entities listed on Exhibit A, and waives any defense or other claim that the Authorized Officer was not authorized to act on behalf of any Client in regard to the Services.

24.  Compliance with Law.  Each of Bank and Client shall comply with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over Client or Bank and Client’s or Bank’s business as applicable, as well as funds transfer system(s) and clearinghouse rules applicable to Bank as a result of performing the Services hereunder.

25.  Waiver.   Failure of a party to insist upon strict adherence to any term of this Master Agreement on any occasion shall not deprive the forbearing party of the right thereafter to insist on strict adherence to that term or any other term in this Master Agreement.  Any waiver of a breach shall not be construed as a waiver of any subsequent breach, whether or not similar.

26.  Communications.     Unless otherwise specified in a Service Schedule or Service Instruction, all notices required to be given hereunder or under any Service Schedule(s) may be given in writing, telephone or fax addressed to the Bank or the Client at the address appearing on the first page of this Master Agreement or such other address as specified by either party in writing.  Notices shall be effective upon receipt except as otherwise specified.  Any notice which is required to be given to Client pursuant to this Master Agreement or any Service Schedule, shall be sufficient as to each and every Client if more than one, when provided to Client at the address listed on the first page of this Master Agreement.  If Client chooses to use unencrypted electronic mail (“email”) or other insecure method to communicate with Bank, Client agrees to bear the risk that its email may be corrupted, modified, or hacked, or its confidentiality may be otherwise breached by a third party, and the risk that Bank may rely on the email, which appears to be from Client, but is unauthorized, and such reliance results in a loss.

27.  Jury Trial Waiver.    Both the Client and the Bank hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either the Client or Bank against the other.

28.          Additional Terms and Conditions.    It is agreed that all transactions will be performed in a manner consistent with any separate Service Instruction(s), and shall be subject to the existing Rules and Regulations of the Bank as well as any amendments thereto hereafter made.  If the terms of any Service Schedule(s) conflict with this Master Agreement, the terms of the Service Schedule(s) shall apply.  Client understands and agrees that Bank may contract with outside vendors and Bank Affiliates in providing any of the Services.  Bank shall accept for deposit at Bank’s location, checks and other items to be deposited that are acceptable to Bank.

By signing below, the undersigned Authorized Officer of Client understands and agrees that he/she is signing on behalf of the Client whose name appears immediately below and on behalf of each and every other Client listed on the “Client List” attach ed hereto as Exhibit A and made a part hereof.

Client

By:
	Signature	Date

Printed Name

Title:

5

KEYBANK NATIONAL ASSOCIATION

By:
	Signature	Date

Printed Name

Title:

ADDENDA AND SERVICE SCHEDULES ATTACHED

☐   Guaranty Addendum to Master Agreement

☐   Positive Pay Service Schedule

Exhibit A

☐   Automated Clearing House Electronic Data Interchange Service Schedule

Exhibit A

☐   Third Party Provider Addendum to Automated Clearing House Electronic Data Interchange Schedule

☐   Automated Clearing House Returned Check Service Schedule

☐   Automated Clearing House Debit Protection Service Schedule

☐   ACH Direct Service Schedule

☐   Wire Transfer Service Schedule

☐   Automated Credit Sweep Service Schedule

Exhibit A

☐   Third Party Lockbox Service Schedule

Exhibit A

☐   Key Capture® Service Schedule

☐   Key Capture® Plus Service Schedule

☐   Modification Addendum (to be used for revisions to any of the foregoing)

6